Exhibit 10.6

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

INNOVEX DOWNHOLE SOLUTIONS, INC.

VAULT PRESSURE CONTROL LLC

PRIDE TRIO, LLC,

and

THE CLASS B SELLERS

August 19, 2022

i

3.25	Brokers	36
3.26	Regulatory Compliance	36
3.27	Subsequent Events	37
3.28	Customers	39
3.29	Vendors	39
3.30	Bank Accounts	39
3.31	No Implied Representations and Warranties	40

ARTICLE 4 REPRESENTATIONS AND WARRANTIES REGARDING SELLERS AND THE CLASS B SELLERS		40

4.1	Authorization; Binding Agreement	40
4.2	The Acquired Interests	40
4.3	No Conflict	41
4.4	Brokers	41
4.5	Related Party Transactions	41
4.6	Legal Proceedings	41
4.7	Certain Investment Representations	41
4.8	No Implied Representations and Warranties	42

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER		42

5.1	Organization	42
5.2	Necessary Authority	42
5.3	No Conflicts	42
5.4	Capitalization	42
5.5	Valid Issuance	42
5.6	Litigation	43
5.7	Purchaser Financial Information	43
5.8	Indebtedness	43
5.9	Brokers	43
5.10	Investment Intent	43
5.11	Availability of Funds	43
5.12	Independent Investigation; No Reliance	43
5.13	No Implied Representations and Warranties	44

ARTICLE 6 COVENANTS OF THE PARTIES		44

6.1	Further Action; Efforts; Cooperation	44
6.2	Tax Matters	45
6.3	Employee Matters	49
6.4	Preservation of Books and Records	50
6.5	Transfer of Title	50
6.6	WARN	50
6.7	Excluded Accounts Receivable	50

ARTICLE 7 INDEMNIFICATION		50

7.1	Survival of Representations, Warranties, and Covenants	50
7.2	Indemnification	51
7.3	Indemnification Claims	52

7.4	Other Indemnification Matters	54
7.5	Exclusive Remedy	56
7.6	Tax Treatment	56

ARTICLE 8 GENERAL PROVISIONS		56

8.1	Disclosure	56
8.2	Specific Performance; Remedies	56
8.3	Non-Recourse	56
8.4	Public Statements	57
8.5	Expenses	57
8.6	Amendment; Assignability	57
8.7	Notices	57
8.8	Waiver	58
8.9	Entire Agreement	58
8.10	Counterparts; Electronic Signature	58
8.11	Severability	59
8.12	Governing Law; Venue	59
8.13	WAIVER OF TRIAL BY JURY	59
8.14	No Third-Party Beneficiaries	59
8.15	Seller Representative	59

ANNEXES

Annex 1	Working Capital Matters

EXHIBITS

Exhibit A	Form of Release Agreement
Exhibit B	Form of Equity Power

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 19, 2022, by and among Innovex Downhole Solutions, Inc., a Delaware corporation (“Purchaser”), Vault Pressure Control LLC, a Delaware limited liability company (“Vault”), and Pride Trio, LLC, a Texas limited liability company (“Pride Trio”, and together with Vault, collectively, “Sellers”), and Jose Angel Hernandez III and Dexter Ellington Duke (together, the “Class B Sellers”). Sam Veselka is also entering into this Agreement solely in his capacity as the representative of Sellers under this Agreement (“Seller Representative”). Section 1.1 sets forth the definitions of certain capitalized terms used but not otherwise defined herein and Section 1.2 sets forth an index of certain capitalized terms used herein.

RECITALS

A. WHEREAS, Sellers and the Class B Sellers collectively own, beneficially and of record, all of the issued and outstanding Equity Securities of Pride Energy Services, LLC, a Texas limited liability company (the “Company”, and such Equity Securities of the Company, the “Acquired Interests”); and

B. WHEREAS, the parties hereto desire that Sellers and the Class B Sellers sell, transfer, assign, convey, and deliver to Purchaser, the Acquired Interests, and that Purchaser purchase, acquire, and accept the same, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Accounting Principles” means GAAP.

“Accounts Payable” means any and all trade liabilities and other accounts payable of any of the Acquired Entities.

“Accounts Receivable” means any and all accounts receivable of any of the Acquired Entities.

“Acquired Entities” means the Company and each of its Subsidiaries.

“Actual Net Closing Figure” means (a) Actual Cash, minus (b) Actual Company Expenses, minus (c) Actual Indebtedness, plus (d) the Actual Net Working Capital Excess, if any, minus (e) the Actual Net Working Capital Deficiency, if any.

“Actual Net Working Capital Deficiency” means the excess, if any, of the Estimated Net Working Capital over the Actual Net Working Capital, but only to the extent the amount of such excess exceeds ten percent (10%) of the Target Net Working Capital.

“Actual Net Working Capital Excess” means the excess, if any, of the Actual Net Working Capital over the Estimated Net Working Capital, but only to the extent such excess exceeds ten percent (10%) of the Target Net Working Capital.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such first Person.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any affiliated, combined, unitary, or similar group defined under a similar provision of state, local, or foreign Law.

“Allocation Percentage” means with respect to any Seller or Class B Seller, the percentage set forth opposite the name of such Seller or Class B Seller on Schedule 1.1(a).

“Assets” means all cash and cash equivalents, marketable securities, Personal Property and real property of any of the Acquired Entities, all Contracts and Leases to which any Acquired Entity is a party, all Permits held by any of the Acquired Entities, all Company IP, all manufacturer, vendor, supplier or other warranty, service level and other similar rights of any of the Acquired Entities and all other assets, property and property rights of any of the Acquired Entities.

“Benefit Plan” means (i) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA); (ii) any other employee benefit plan, program, practice, arrangement or procedure, whether written or unwritten, providing, but not limited to, severance, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, health or welfare, post-employment health or welfare, vacation or paid-time-off, employee stock purchase, stock option, or equity incentive benefits, Code Section 125 “cafeteria” or “flexible” benefit, educational assistance or material fringe benefits; and (iii) any other employee benefit plan, policy, program, agreement or arrangement, in each case, that is maintained, sponsored, contributed to, or required to be contributed to by any of the Acquired Entities or with respect to which any of the Acquired Entities would reasonably be expected to have any material Liability (including by reason of being treated as a single employer with any other entity under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), but not including an Insperity Plan or Multiemployer Plan.

“Business” means the business of providing ESP cable preparation, ESP cable spooling services and capillary tubing spooling, cable management and work-over services, and ESP penetrator products to customers in the Permian and Delaware basins, the Bakken, and Alaska.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Houston, Texas are open for the general transaction of business.

“CapEx Commitments” means those certain estimated, non-binding commitments to make capital expenditures in connection with assets held by Baker Hughes Company and Borets as set forth on Schedule 1.1(b).

“Cash Purchase Price” means $30,000,000.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means, as of immediately prior to the Closing and without duplication, the aggregate amount of all cash, marketable securities, and cash equivalents of the Acquired Entities required to be reflected as cash and cash equivalents on the consolidated balance sheet of the Acquired Entities as of such date prepared in accordance with GAAP, including third party checks and electronic funds transfers deposited or held in accounts of the Acquired Entities that have not yet cleared, net of (a) any outstanding checks, wires, and bank overdrafts of any of the Acquired Entities to the extent that the amounts payable in respect of such outstanding checks, wires, and bank overdrafts are not included as a Current Liability and (b) any cash and cash equivalents that are not freely useable and available to the Acquired Entities because it is subject to restrictions or limitations on use or distribution by Contract or under applicable Law, in the case of each of clauses (a) and (b), whether or not required to be reported as such under GAAP.

“Claim” means any claim, action, litigation, inquiry, proceeding (arbitral, administrative, legal, or otherwise), suit, settlement, stipulation, hearing, charge, notice of noncompliance or violation, complaint, demand, or similar matter by any Person or any audit by a Governmental Authority.

“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Acquired Entities as of immediately prior to the Closing.

“Closing Payment” means (a) the Cash Purchase Price, plus (b) the Estimated Cash, minus (c) the Estimated Company Expenses minus (d) Estimated Indebtedness, plus (e) the Estimated Net Working Capital Excess determined in accordance with Section 2.2(d), if any, minus (f) the Estimated Net Working Capital Deficiency determined in accordance with Section 2.2(d), if any.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to performance by any party of the applicable obligations under this Agreement, the efforts that a reasonable Person in such party’s position would use to enable such Person to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Person to expend funds or assume Liabilities other than expenditures and Liabilities which are customary and reasonable in nature and amount in the context thereof.

“Company Employee” means each employee of any Acquired Entity, including any employee who is considered to be a co-employee of both the Acquired Entity and Insperity based on certain professional employer organization services provided to the Acquired Entity by Insperity.

“Company Expenses” means, to the extent incurred or accrued and remaining unpaid or payable as of the Closing, the aggregate of (a) all fees and expenses payable by any Acquired Entity in connection with the process of selling the Acquired Entities, the negotiation, preparation, or execution of the Transaction Documents or the consummation of the Transactions, including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders or consultants and (b) obligations of any Acquired Entity with respect to any and all change of control payments, retention bonuses, severance payments and other similar payments due as a result of or arising from the consummation of the Transactions (other than portions of the Purchase Price payable to an applicable Seller pursuant to this Agreement), including, in each case, the employer portion of any related employment or other similar Taxes in connection therewith.

“Company IP” means all Intellectual Property assigned to, registered or filed by, controlled, owned, or purported to be owned, by any Acquired Entity, in whole or in part, individually or jointly with others.

“Company Minimum Pre-Closing Cash” means an aggregate amount of Cash of the Company equal to $100,000.

“Company Proprietary Software” means all Software in which any rights, including all rights in any Intellectual Property embodied in such Software, is owned, or purported to be owned, individually or jointly with others, by any Acquired Entity, whether by virtue of the development of such Software by any Acquired Entity or its respective Representatives, the acquisition of such Software from any Person or otherwise.

“Contract” means any contract, subcontract, agreement, purchase order, bond, note, indenture, mortgage, debt instrument, license, franchise, lease (including all Leases), license, or any other obligation, understanding or commitment of any kind (including any amendments and other modifications thereto).

“Control,” “Controlled by,” and “under common Control with” as used with respect to any Person, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“COVID-19” means the novel coronavirus disease 2019, known as SARS-CoV-2 or COVID-19.

“Current Assets” means, without duplication, all assets of the Acquired Entities that are categorized as current assets in accordance with the Accounting Principles, excluding Cash and any Tax assets.

“Current Liabilities” means, without duplication, all liabilities of the Acquired Entities that are categorized as current liabilities in accordance with the Accounting Principles, excluding the current portion of Indebtedness that is included in the calculation of Estimated Indebtedness, any Tax liabilities, and Company Expenses.

“Determination Date” means the first date on which Actual Net Working Capital, Actual Cash, Actual Company Expenses, and Actual Indebtedness have all been finally determined in accordance with Section 2.3.

“Environmental Claim” means, with respect to any Person, any Order or Claim by or from any other Person alleging or asserting (a) any Liability for investigatory costs, cleanup costs, remedial costs, response costs, damages to natural resources or other property or personal injuries arising out of or resulting from the use, presence, exposure of any Person to, or Release of any Hazardous Material, (b) any violation of or Liability under any Environmental Law or Environmental Permit or (c) any Liability arising from any Contract pursuant to which Liability is assumed or imposed with respect to any of the foregoing.

“Environmental Law” means any Law relating to natural resources, pollution or the protection of human health and safety (to the extent related to the handling of, or exposure to, Hazardous Materials) or the environment, including those Laws relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, control or cleanup of Hazardous Materials and those Laws relating to the reporting of, the control of or requirement to hold offsets or Permits for, the emission of greenhouse gases. Environmental Law includes (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) the Resource Conservation and Recovery Act of 1976, (c) the Clean Water Act, (d) the Clean Air Act, (e) the Safe Drinking Water Act, (f) the Toxic Substance Control Act, (g) the Oil Pollution Act of 1990, (h) the Emergency Planning and Community Right-to-Know Act of 1986, (i) the Occupational Safety and Health Act of 1970 (to the extent relating to the handling of, or exposure to, Hazardous Materials) and (j) analogous state or local Laws, as each has been or may be amended, and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required under or issued in connection with any Environmental Law.

“Equity Purchase Price” means 320,820 shares of Purchaser Common Stock, issued at a value of $31.17 per share, for a total aggregate value of $10,000,000.

“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (howsoever designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and sub-regulatory guidance promulgated thereunder.

“Estimated Cash” means the Cash of the Acquired Entities as reflected on the Estimated Closing Date Balance Sheet.

“Estimated Company Expenses” means the amount of Company Expenses payable to the applicable third parties as set forth on the Closing Payment Certificate pursuant to Section 2.2(b).

“Estimated Indebtedness” means the amount of Closing Indebtedness payable to the applicable third parties as set forth on the Closing Payment Certificate pursuant to Section 2.2(b).

“Estimated Net Closing Figure” means (a) Estimated Cash, minus (b) Estimated Company Expenses, minus (c) Estimated Indebtedness, plus (d) the Estimated Net Working Capital Excess, if any, minus (e) the Estimated Net Working Capital Deficiency, if any.

“Estimated Net Working Capital” means Net Working Capital, based upon the Estimated Closing Date Balance Sheet.

“Excluded Accounts Receivable” means any Accounts Receivable (or portion thereof) that are not included in, and are not accounted for, in the calculation of Actual Net Working Capital, as identified in a schedule agreed between Purchaser and Seller Representative in connection with the determination of Actual Net Working Capital; provided that nothing contained herein shall affect Purchaser’s rights under Section 2.3.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Flow-Through Tax Return” means (a) any U.S. Internal Revenue Service Form 1065, U.S. Return of Partnership Income, of the Company for any taxable period ending on or prior to the Closing Date, and (b) any state or local Tax Return of any Acquired Entity for income or similar Taxes imposed on Sellers on a “flow-through” basis for any taxable period ending on or prior to the Closing Date.

“Fraud” means an actual and intentional fraud committed by a party hereto in connection with such party’s representations and warranties expressly set forth in this Agreement and requires: (a) a false representation of a material fact made herein, (b) actual knowledge (as opposed to constructive, imputed or implied knowledge) or belief that such representation is false, (c) an intention to deceive another party, to induce him, her or it to enter into this Agreement, (d) causing that other party referred to in clause (c), in justifiable or reasonable reliance upon such false representation, to enter into this Agreement, and (e) causing such party referred to in clause (c) to suffer damage by reason of such reliance, all as finally determined by a court of competent jurisdiction. Under no circumstances shall “Fraud” include any equitable fraud, negligent misrepresentation, promissory fraud, constructive fraud, unfair dealings fraud, extra-contractual fraud or any other fraud or torts based on negligence or recklessness.

“Fundamental Representation” means, collectively, the representations and warranties contained in Section 3.1 (Organization), Section 3.2(a) (Authorization), Section 3.3 (Capitalization), Section 3.4 (No Conflicts), Section 3.7 (Title to Assets), Section 3.15 (Tax Matters), Section 3.25 (Brokers), Section 4.1 (Authorization; Binding Agreement), Section 4.2 (The Acquired Interests), Section 4.3 (No Conflict), Section 4.4 (Brokers), Section 5.1 (Organization), Section 5.2 (Necessary Authority), Section 5.3 (No Conflicts), Section 5.4 (Capitalization), Section 5.5 (Valid Issuance), and Section 5.9 (Brokers).

“GAAP” means generally accepted accounting principles in the United States of America, as of the applicable time.

“Governing Documents” means, with respect to any Person, such Person’s certificate or articles of incorporation, partnership, or formation, bylaws, partnership agreement, limited liability company/operating agreement, or any similar organizational or other similar constituent document, as applicable, each as amended.

“Governmental Authority” means any federal, state, local, municipal, tribal, foreign or other government, or governmental or regulatory authority, or political subdivision thereof, of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal).

“Hazardous Materials” means any substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “pollutant or contaminant,” “toxic waste,” or “toxic substance” under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, asbestos and asbestos-containing materials, radioactive materials, radon, mold, per- or polyfluoroalkyl substances, urea formaldehyde, and polychlorinated biphenyls.

“Indebtedness” means of any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with the repayment of any Indebtedness) related to (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services, including the current portion of such indebtedness and earn-out or similar obligations, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all capital lease obligations of such Person and all other obligations that are required by GAAP to be classified as capital lease obligations of such Person on a balance sheet prepared in accordance with GAAP, (e) all deferred lease obligations and deferred rent liability of such Person, (f) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired or used, (g) all obligations of such Person under any letter of credit, performance bond, guarantee or similar credit transaction, (h) all obligations of such Person under interest rate, commodity, and currency swaps, caps, collars, and similar agreements or hedging devices, (i) all liquidation value, accrued and unpaid dividends and prepayment or redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any and all redeemable preferred stock (or similar Equity Securities) of such Person, (j) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) the CapEx Commitments, and (l) all obligations of the types referred to in clauses (a) through (j) of any other Person the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise. The items listed on Schedule 1.1(c) are not Indebtedness for purposes of this Agreement.

“Indemnity Claim Notice” means a written notice describing in reasonable detail the nature of a claim and indicating the amount of Losses (estimated, to the extent that Losses in respect of such claim are then reasonably capable of being estimated).

“Independent Accounting Firm” means RSM US LLP (or any successor thereto), or such other nationally recognized accounting firm mutually agreed upon by Purchaser and Seller Representative.

“Innovex Stockholders Agreement” means the Stockholders Agreement dated March 10, 2021 among Purchaser and its stockholders and all ancillary agreements thereto.

“Insperity” means, collectively, Insperity, Inc., and its Subsidiaries and Affiliates.

“Insperity Plan” means (i) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA); (ii) any other employee benefit plan, program, practice, arrangement or procedure, whether written or unwritten, providing, but not limited to, severance, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, health or welfare, post-employment health or welfare, vacation or paid-time-off, employee stock purchase, stock option, equity incentive benefits, Code Section 125 “cafeteria” or “flexible” benefit, educational assistance or fringe benefits; and (iii) any other employee benefit plan, policy, program, agreement or arrangement that is sponsored or maintained by Insperity or another professional employer organization for the benefit of individuals who perform or have performed services for the Acquired Entities and with respect to which none of the Acquired Entities is considered to be sponsoring, maintaining, or administering.

“Intellectual Property” means all rights, title, and interest in and to the following throughout the world without limitation: (a) issued patents, patent applications (including divisionals, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), patent disclosures, inventions and invention disclosures (whether or not patentable or reduced to practice), (b) trademarks, service marks, trade dress, trade names, corporate names, d/b/a names, logos and slogans, and Internet domain names and social media handles, together with all goodwill associated with each of the foregoing, (c) copyrights and copyrightable works (both published and unpublished) including all original works of authorship, (d) Trade Secrets, (e) Software, (f) all rights of publicity, including the right to use the name, voice, likeness, signature and biographies of real persons, together with all goodwill related thereto, (g) all other intellectual, proprietary or industrial rights including rights arising under license agreements, (h) all registrations and applications for any of the foregoing, and (i) all other rights related to the aforementioned.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to any Acquired Entity, the actual knowledge after due and reasonable inquiry of each of Nicholas Wood, Bill Wood, Liana Kucera, and John Davis, and (b) with respect to any other Person, the actual knowledge of such Person after due and reasonable inquiry with respect to matters pertaining to such Person.

“Law” means any federal, state, tribal, local, municipal, foreign or other law, constitution, statute, legislation, principle of common law, ordinance, code, edict, proclamation, treaty, convention, rule, regulation, requirement, settlement or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Improvements” means all buildings, structures and other improvements and fixtures located on the Leased Premises.

“Liability” and “Liabilities” mean any direct or indirect duty, liability, Indebtedness, guaranty, Claim, loss, damage, deficiency, assessment, obligation or responsibility, whether fixed or unfixed, determined or determinable, due or to become due, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, known or unknown, asserted or unasserted, matured or unmatured, or contingent or otherwise.

“Liens” means, with respect to any asset or property, all mortgages, deeds of trust, collateral assignments, security interests, indentures, conditional or other sales agreements, liens, pledges, hypothecations, claims of third parties, options, warrants, leases, subleases, licenses, conditional sale or other title retention agreements, rights of first refusal or first offer, community property interests, rights of ways, easements, preemptive rights, restrictions on ownership of any nature or other encumbrances of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, use, exercise, transfer or any other attribute of ownership of any asset), as applicable and, in each case, applicable with respect to such asset or property.

“Loss” means any loss, obligation, deficiency, Tax, Liability, damage, demand, Claim, penalty, fine, cost, amount paid in settlement, judgment, award, cost of investigation, and expenses and fees incurred in connection with Claims (including court costs and reasonable attorneys’ or other professionals’ fees and expenses).

“Material Adverse Effect” means any change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Acquired Entities, taken as a whole, or (b) is materially adverse to the ability of the Acquired Entities or any of Sellers to consummate the Transactions, but excluding any change, circumstance, fact, event or effect arising out of or resulting from (i) changes in conditions in the United States or global economy or capital or financial markets generally, (ii) changes in GAAP or applicable Law, or official interpretations of any of the foregoing, (iii) any “act of God” (including earthquakes, hurricanes, floods, or other natural disasters or weather-related conditions), acts of war (whether or not declared), armed hostilities, sabotage or terrorism, (iv) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place”, remote work, social distancing, travel restrictions, heightened sanitation or personal protective equipment policies or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including measures taken in response to COVID-19) or any change in such Law, guideline or interpretation thereof following the date of this Agreement, or (v) any Acquired Entity’s failure to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating metrics (provided that this clause (v) shall not prevent a determination that any change, circumstance, fact, event or effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet any such estimates, projections, performance measures or operating metrics has resulted in a Material Adverse Effect); provided, however, that such change, circumstance, fact, event or effect does not have a disproportionate effect on any of the Acquired Entities as compared to other Persons operating in the industry in which such Acquired Entity operates.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 3(37) of ERISA).

“Net Working Capital” means an amount equal to the Current Assets less the Current Liabilities (whether positive or negative), as of 11:59 p.m. (Central Time) on the Closing Date, in each case as determined without duplication, on a consolidated basis and in accordance with the Accounting Principles. Annex 1 sets forth a sample calculation (solely for illustrative purposes) assuming the Closing occurred on July 31, 2022 and certain principles that the parties agree shall be applicable to the calculation of Net Working Capital.

“Open Source Software” means, collectively, software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL), or an Apache License).

“Order” means any order, decree, ruling, judgment, subpoena, mandate, precept, command, directive, injunction, writ, determination, binding decision, verdict, judicial assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if such action is recurring in nature, is consistent in material respects with the past practices of such Person (including with respect to quantity and frequency) and is taken in the ordinary course of the day-to-day operations of such Person.

“Permits” means any approval, permit, license, consent, waiver, filing, accreditation, certificate, franchise, permission, clearance, registration, qualification or certification of any Governmental Authority or pursuant to any Law, including Environmental Permits.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent; (b) Liens for Taxes being challenged or contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums that are not yet due and payable and that are not resulting from a breach, default or violation of any Contract or Law; (d) liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar legislation; (e) purchase money liens and license securing rental payments under capital lease arrangements; (f) minor defects or irregularities of title, easements, rights-of-way, covenants, restrictions, and other similar matters, in each case, that do not, individually or in the aggregate, impair the use and maintenance of, or the access to, the assets or properties of any Acquired Entity, or detract, in any material respect, from the value of such assets or properties; (g) zoning, building codes and other land use Laws regulating the use or occupancy of any real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, in each case, that do not, individually or in the aggregate, impair in any material respect the use or maintenance of, or the access to, the assets or properties of any Acquired Entity, or detract, in any material respect, from the value of such assets or properties; and (h) Liens that will be released at Closing.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, Governmental Authority, and any other entity.

“Personal Information” means any information that relates to an identified or an identifiable individual, including any individual’s social security number or any information that is regulated or protected by one or more Privacy and Security Laws, applicable to the Acquired Entities.

“Personal Property” means machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts and other tangible personal property.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Privacy and Security Laws” means all Laws that govern the privacy or security of Personal Information, and all regulations promulgated thereunder, applicable to the Acquired Entities.

“Purchaser Common Stock” means shares of common stock of Purchaser, par value $0.01 per share.

“Related Person” means, with respect to a given Person, any other Person that is, directly or indirectly, Controlled by such Person, any Person with respect to which such Person serves as a director, officer, partner, executor, or trustee (or in a similar capacity), any member of any such Person’s immediate family, if applicable, and any Affiliate of any of the foregoing Persons.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing or other release of any Hazardous Material in, into or through the indoor or outdoor environment, and any abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Materials.

“Release Agreement” means that certain Mutual Release by and among the parties thereto in the form attached as Exhibit A.

“Representative” means, as to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives and advisors (including financial advisors, counsel, and accountants).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs and applications, architectures, libraries, firmware and middleware, including any and all software implementations of algorithms, analytics, models and methodologies, whether in source code or object code, (b) databases and compilations, and (c) documentation related thereto, including user and training manuals.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, and other Persons with respect to which such Person, directly or indirectly, owns more than fifty percent (50%) of the securities having the power to elect members of the board of directors or similar body governing the affairs of such entity or otherwise has the right to exercise management Control with respect to such Person.

“Target Net Working Capital” means $5,250,000.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing imposed by a Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, attachments, statements or information) filed or required to be filed with a Taxing Authority in connection with the determination, assessment or collection of any Taxes, or the administration of any Laws or administrative requirements relating to any Taxes, including any amendment thereof.

“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.

“Trade Secrets” means any trade secrets, including: product specifications; manufacturing processes; proprietary data; know-how; algorithms, analytics, and formulas; customer lists; supplier lists; details of contracts; pricing policies; operational methods; marketing plans or strategies; budgeting and financial forecasts, bidding information; practices, policies or procedures; product development techniques or plans; and technical processes.

“Transaction Documents” means this Agreement, the Release Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments required to be executed by any of the parties hereto in connection with or pursuant to this Agreement or any other Transaction Document.

“Transaction Tax Deductions” means any items of loss or deduction for Tax purposes arising from or attributable to any Actual Company Expenses or Actual Indebtedness.

“Transactions” means the transactions contemplated by this Agreement or any other Transaction Document.

“Treasury Regulations” means the United States treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2 Index of Defined Terms. The following defined terms have the meanings ascribed to such terms in the Sections set forth below:

Term	Section
Acquired Entities	Recitals
Acquired Interests	Recitals
Actual Cash	2.4
Actual Company Expenses	2.4
Actual Indebtedness	2.4
Actual Net Working Capital	2.4
Agreed Claims	7.3(b)
Agreement	Preamble
Allocation	2.8
Balance Sheet Date	3.13
Class B Sellers	Preamble
Closing	2.6
Closing Balance Sheet	2.3(a)
Closing Date	2.6

Term	Section
Closing Payment Certificate	2.2(b)
Company	Recitals
Continuing Employees	6.3
Dispute Notice	2.3(b)
DOL	3.17(b)
Enforceability Exceptions	4.1
ERISA Affiliate	3.17(a)
Estimated Closing Date Balance Sheet	2.2(c)
Estimated Net Working Capital Deficiency	2.2(d)
Estimated Net Working Capital Excess	2.2(d)
Final Disputed Items	2.3(c)
Financial Statements	3.13
FLSA	3.23(a)
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
IP Licenses	3.10(a)
Purchaser	Preamble
Leased Premises	3.20(b)
Leases	3.20(b)
Manifest Error	2.3(c)
Material Contracts	3.11(a)
Material Customer	3.28
Material Vendor	3.29
Non-Recourse Party	8.3
Notices	8.7
Objection Notice	7.3(b)
Pre-Closing Period Tax Return	6.2(b)(ii)
Purchase Price	2.2(a)
Purchaser	Preamble
Purchaser Closing Certificate	2.3(a)
Purchaser Financial Statements	5.7
Purchaser Indemnified Parties	7.2(a)
Purchaser	Preamble
Relevant Courts	8.12
Resolution Period	2.3(b)
Seller Representative	Preamble
Seller Representative Matters	8.15(a)
Sellers	Preamble
Straddle Periods	6.2(b)(ii)
Survival Date	7.1(a)
Tax Contest	6.2(e)
Tax Indemnification Obligations	6.2(a)
Third-Party Claim	7.3(d)
Third-Party Claim Notice	7.3(d)
Threshold	7.4(a)
Transfer Taxes	6.2(f)

1.3 Certain Interpretive Matters.

(a) In this Agreement, unless the context otherwise requires: (i) words of the masculine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and, with correlative meaning, “include”) means including without limiting the generality of any description preceding or succeeding such term; (v) reference to any Law means such Law as amended, modified, supplemented, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein; (vi) any agreement, instrument, insurance policy defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or insurance policy as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; (vii) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule,” “Annex” and “Exhibit” are intended to refer to Sections, Schedules, Annexes and Exhibits to this Agreement; (viii) unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof; (ix) except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”; (x) the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation; (xi) when used in this Agreement, the word “either” shall be deemed to mean “one or the other”, not “both”; (xii) references herein to a party are references to the parties to this Agreement, except to the extent expressly provided otherwise and (xiii) all references in this Agreement to “dollars” or “$” mean United States dollars.

(b) The parties further acknowledge and agree that: (i) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Schedules attached hereto) and have contributed to its revision and (iii) any rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement.

(c) The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers and the Class B Sellers shall sell, transfer, assign, and convey to Purchaser, free and clear of all Liens (other than restrictions on transfer thereof arising as a result of applicable state or federal securities laws), and Purchaser shall purchase and accept therefrom, or shall cause its designee to purchase and accept therefrom, the Acquired Interests.

2.2 Closing and Payments at the Closing.

(a) Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by Purchaser for the Acquired Interests purchased pursuant to Section 2.1 shall comprise (i) the Cash Purchase Price, subject to adjustments at or prior to the Closing, as contemplated herein, and after the Closing, pursuant to Section 2.4 and (ii) the Equity Purchase Price; provided, that the portion of the Equity Purchase Price allocated to Pride Trio and attributable to Bill Wood and Nicholas Wood as set forth on Schedule 1.1(a) shall initially be unvested and shall vest and be issued to Pride Trio in accordance with the terms of the employment agreements for each of Bill Wood and Nicholas Wood. Notwithstanding the foregoing, the Class B Sellers’ Allocation Percentage of the Purchase Price shall be paid solely from the Cash Purchase Price.

(b) Closing Payment Certificate. Prior to the Closing Date, Seller Representative has prepared and delivered to Purchaser a certificate (the “Closing Payment Certificate”) signed and attested to by Seller Representative certifying Seller Representative’s good faith estimate (including all calculations in reasonable detail) of all payments required at Closing and including or attaching the following: (i) the Estimated Closing Date Balance Sheet (which shall include a line item specifying a good faith estimate of Cash of the Acquired Entities as of Closing and a statement of the Estimated Net Working Capital substantially in the form of Annex 1); (ii) the aggregate amount of all Company Expenses (if any), accompanied by an invoice or pay-off letter from each applicable third-party payee to whom Company Expenses will be owing as of the Closing; (iii) the aggregate amount of all Closing Indebtedness (if any) and a spreadsheet showing the amount of Closing Indebtedness owing to each creditor thereof; and (iv) wire instructions for all of the payments referenced in this Section 2.2(b).

(c) Estimated Closing Date Balance Sheet. In accordance with Section 2.2(b), Seller Representative has delivered to Purchaser prior to the Closing Date: (i) estimated consolidated balance sheets of the Acquired Entities as of Closing and a balance sheet representing the aggregation of data in the consolidated balance sheets of the Acquired Entities as of Closing (the “Estimated Closing Date Balance Sheet”) and (ii) a statement setting forth, in reasonable detail, Seller Representative’s good faith estimate of Net Working Capital, based upon the Estimated Closing Date Balance Sheet. Seller Representative shall have prepared the Estimated Closing Date Balance Sheet and shall have calculated the Estimated Net Working Capital, in good faith, in consultation with Purchaser, (A) without giving effect to the Closing or the Transactions and (B) in accordance with the Accounting Principles. In its preparation of the Estimated Closing Date Balance Sheet and its calculation of the Estimated Net Working Capital, Seller Representative shall have (x) delivered preliminary drafts thereof to Purchaser reasonably in advance of the date of delivery of the Closing Payment Certificate; (y) given Purchaser and its Representatives a reasonable opportunity to review such drafts and the materials used by Seller Representative in the preparation thereof reasonably in advance of when the Closing Payment Certificate is delivered pursuant to Section 2.2(b), and (z) taken into consideration Purchaser’s reasonable comments thereto on a good faith basis. Notwithstanding any input Purchaser may have with respect to the amounts reflected in the Estimated Closing Date Balance Sheet or the calculation of the Estimated Net Working Capital, Purchaser reserves the right to prepare the Closing Balance Sheet and the Net Working Capital in accordance with the procedures set forth in Section 2.3.

(d) Preliminary Adjustment to Closing Payment Regarding Net Working Capital. If (i)(A) the Estimated Net Working Capital is more than (B) the Target Net Working Capital, then the Closing Payment shall be increased on a dollar-for-dollar basis to the extent such excess exceeds ten percent (10%) of the Target Net Working Capital (an “Estimated Net Working Capital Excess”) and (ii) (A) the Estimated Net Working Capital is less than (B) the Target Net Working Capital, then the Closing Payment shall be decreased on a dollar-for-dollar basis to the extent the absolute value of such amount exceeds ten percent (10%) of the Target Net Working Capital (an “Estimated Net Working Capital Deficiency”).

(e) Closing Payments. At the Closing, Purchaser shall: (i) pay all Company Expenses to the applicable third parties as set forth on the Closing Payment Certificate; (ii) except as otherwise directed by Purchaser, pay all Closing Indebtedness to the applicable third parties as set forth on the Closing Payment Certificate; and (iii) pay to each Seller, its Allocation Percentage of an aggregate amount equal to the Closing Payment. Each amount payable under this Section 2.2(e) to Sellers or a payee of Closing Indebtedness or Company Expenses, as and when due, shall be payable by wire transfer of immediately available funds to the bank account specified for such Person on the Closing Payment Certificate, as applicable, or such other bank account as shall have been designated by such Person in writing at least two (2) Business Days prior to the due date for such payment.

2.3 Determination of Actual Net Working Capital, Actual Company Expenses, and Actual Indebtedness.

(a) Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller Representative an unaudited balance sheet reflecting the aggregate consolidated balance sheets of the Acquired Entities as of Closing (the “Closing Balance Sheet”). Together with the Closing Balance Sheet (and based thereon to the extent applicable), Purchaser shall deliver to Seller Representative a certificate (the “Purchaser Closing Certificate”), signed by Purchaser, setting forth, in reasonable detail, its determination of (i) the Net Working Capital (substantially in the form of Annex 1), (ii) Cash, (iii) the amount of all Company Expenses (if any), and (iv) the amount of all Closing Indebtedness (if any), and identifying any adjustments to the Purchase Price (pursuant to the terms of Section 2.4) as a result of such amounts being greater or less than the amounts set forth for such items in the Closing Payment Certificate. The Closing Balance Sheet (and the Estimated Closing Date Balance Sheet) shall be prepared, and Net Working Capital (and Estimated Net Working Capital) shall be computed (A) without giving effect to the Closing or the Transactions and (B) in accordance with the Accounting Principles. Once delivered to Seller Representative in accordance with this Section 2.3(a), Purchaser shall not revise its initially delivered Purchaser Closing Certificate without Seller Representative’s consent.

(b) If Seller Representative objects to any of the calculations in the Purchaser Closing Certificate, then, within thirty (30) days after Seller Representative’s receipt of the Purchaser Closing Certificate, Seller Representative must deliver a written notice to Purchaser specifying, in reasonable detail, its good faith determination of, each item subject to dispute and the basis therefor (the “Dispute Notice”). If Seller Representative (i) does not timely deliver a Dispute Notice and thereby object to the calculation of Net Working Capital, Cash, Company Expenses, or Closing Indebtedness, as applicable, as set forth in the Purchaser Closing Certificate within thirty (30) days after receipt of the Purchaser Closing Certificate or (ii) accepts such certificate in writing during such thirty-day period, then the Purchase Price shall be adjusted as set forth in the Purchaser Closing Certificate, and payment shall be made in accordance with Section 2.4. During such thirty-day period, Purchaser shall permit Seller Representative reasonable access to such relevant work papers and other documentation relating to the preparation of the Purchaser Closing Certificate, Closing Balance Sheet or the calculation of any amounts contained therein, as may be reasonably necessary to permit Seller Representative to review in detail the manner in which the Purchaser Closing Certificate and Closing Balance Sheet were prepared or the amounts contained therein were calculated; provided, however, that such access shall not require Purchaser to disclose information covered by the attorney-client, work product or similar privilege. If Seller

Representative provides a Dispute Notice within such thirty-day period, then Purchaser and Seller Representative shall negotiate to resolve the disputes set forth therein within twenty (20) days following Purchaser’s receipt of such Dispute Notice (the “Resolution Period”), and any written resolution agreed to by the parties as to any disputed items and amounts shall be final and binding on, and non-appealable by, the parties for all purposes under this Agreement. If Seller Representative delivers a Dispute Notice within such thirty (30) day period, then all items to which Seller Representative does not object (excluding any matters with respect to the Purchaser Closing Certificate that Purchaser is disputing as a result of the matters set forth in the Dispute Notice) shall be final, binding, non-appealable, and conclusive for purposes of this Section 2.3.

(c) If, at the conclusion of the Resolution Period, Purchaser and Seller Representative have not reached an agreement on all disputes reflected in the Dispute Notice and any matters that Purchaser is disputing as a result of the matters set forth in the Dispute Notice (such disputes reflected in the Dispute Notice and any matters which Purchaser is disputing as a result of the matters set forth in the Dispute Notice that are not resolved prior to the conclusion of the Resolution Period, the “Final Disputed Items”), any such Final Disputed Items still outstanding shall be submitted by Purchaser and Seller Representative to the Independent Accounting Firm. Each party agrees to cause to be executed, as soon as practicable, on its behalf, if requested by the Independent Accounting Firm, a reasonable engagement letter with respect to the determination to be made by the Independent Accounting Firm. The Independent Accounting Firm shall assess and determine only the Final Disputed Items, and the Independent Accounting Firm’s determination thereof shall be based upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Accounting Firm of the Final Disputed Items shall be based solely on written presentations made with respect thereto by each of Purchaser and Seller Representative to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review. Purchaser and Seller Representative shall use Commercially Reasonable Efforts to make their respective written presentations as promptly as practicable following submission to the Independent Accounting Firm of the disputed items (but in no event later than thirty (30) days) after engagement of the Independent Accounting Firm, all written materials included in such presentations made to the Independent Accounting Firm shall be promptly shared between Purchaser and Seller Representative, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Accounting Firm. In deciding any matter, the Independent Accounting Firm (i) shall be bound by the provisions of this Agreement including the definitions and this Section 2.3 and (ii) may not assign a value to any Final Disputed Item (A) greater than the greatest value for such item claimed by Purchaser or Seller Representative or (B) less than the smallest value for such item claimed by Purchaser or Seller Representative. The Independent Accounting Firm’s determination shall be made within forty-five (45) days after its engagement (which engagement shall be made no later than ten (10) Business Days after the end of the Resolution Period), or as soon thereafter as possible, shall be set forth in a written statement delivered to Seller Representative and Purchaser and shall be final, conclusive, non-appealable and binding on all parties and for all purposes hereunder; provided, however, that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction upon a finding that the Independent Accounting Firm committed Manifest Error with respect to its determination. The determination of the Independent Accounting Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other statute. For purposes hereof, “Manifest Error” means an indisputable error of judgment in complete disregard of the facts of the matter at hand, the applicable rules or principles set forth in this Agreement.

(d) All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm under Section 2.3(c) shall be borne by Purchaser and Sellers, respectively, in the proportion that the aggregate dollar amount of the Final Disputed Items submitted to the Independent Accounting Firm by such party that are unsuccessfully disputed by such party (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of the Final Disputed Items submitted by Purchaser and Seller Representative collectively. By way of example, and not by way of limitation, if Seller Representative seeks a $70,000 upward adjustment and the Independent Accounting Firm determines that there should be a $40,000 upward adjustment, then Sellers would be responsible for three-sevenths (3/7) of the fees and expenses of the Independent Accounting Firm and Purchaser would be responsible for four-sevenths (4/7) of the fees and expenses of the Independent Accounting Firm. Any such fees and expenses of the Independent Accounting Firm payable by Sellers shall be payable on demand. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Accounting Firm shall be borne by the party incurring such cost and expense.

2.4 Post-Closing Adjustment to the Purchase Price. The amount finally determined in accordance with Section 2.3 for Net Working Capital (the “Actual Net Working Capital”), the amount finally determined in accordance with Section 2.3 for Cash (the “Actual Cash”), the amount finally determined in accordance with Section 2.3 for Company Expenses (the “Actual Company Expenses”), and the amount finally determined in accordance with Section 2.3 for Closing Indebtedness (the “Actual Indebtedness”) shall be used to calculate applicable post-Closing adjustments to the Cash Purchase Price in accordance with this Section 2.4.

(a) Net Closing Figure Excess. If the Actual Net Closing Figure exceeds the Estimated Net Closing Figure, then, within five (5) Business Days after the Determination Date, Purchaser shall pay (via wire transfer of immediately available funds into the applicable bank account designated by Seller Representative on the Closing Payment Certificate) to Seller Representative an amount equal to such excess.

(b) Net Closing Figure Deficiency. If the Estimated Net Closing Figure exceeds the Actual Net Closing Figure, then, within five (5) Business Days after the Determination Date, Sellers shall pay or cause to be paid to Purchaser an amount equal to such excess (via wire transfer of immediately available funds into the applicable bank account(s) designated in writing by Purchaser).

2.5 Withholding Taxes. Notwithstanding any other provision in this Agreement, Purchaser and the Acquired Entities shall have the right (a) to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law and (b) to collect any necessary Tax forms, including IRS Form W-9 or W-8, as applicable, or any similar information, from any Seller and any other recipient of any payment hereunder; provided, however, that, if a Seller provides the IRS Form W-9 described in Section 2.7(a) at the Closing (and if such IRS Form W-9 (or any later delivered IRS Form W-9) expires or becomes obsolete or inaccurate in any respect after the Closing, such Seller provides an updated IRS Form W-9 certifying that such Seller is not subject to U.S. federal backup withholding taxes, duly completed and executed by such Seller), no withholding or deduction will occur on payments to such Seller in respect of such Seller’s sale of the Acquired Interests pursuant to this Agreement (other than for any withholding or deduction requirement that arises as a result of a change in Tax Law occurring after the Closing Date). To the extent that amounts are withheld and timely paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made.

2.6 Closing. The closing of the Transactions (the “Closing”) shall take place on the date hereof by conference call and electronic (i.e., email/PDF) or facsimile delivery with exchange of original signatures by overnight mail. The Closing shall be deemed to have been consummated (a) in accordance with the sequence of events contemplated by Section 2.1 at 11:59 p.m. (Central Time) on the Closing Date solely for Tax and accounting purposes. The “Closing Date” is the date on which the Closing occurs.

2.7 Closing Deliverables.

(a) Closing Deliverables to be Delivered by Sellers and Class B Sellers. At the Closing, Sellers and, as applicable, the Class B Sellers will deliver or cause to be delivered to Purchaser: (i) certificates from each jurisdiction where each Acquired Entity is qualified to do business as a foreign entity, dated no earlier than fifteen (15) days prior to the Closing Date, as to the good standing (or similar status in the applicable jurisdiction) of such Acquired Entity in such jurisdictions; (ii) the Innovex Stockholders Agreement, duly executed by Vault, Bill Wood, Nicholas Wood and John Davis; (iii) transaction invoices or pay-off letters with respect to all Company Expenses; (iv) payoff letters in form and substance satisfactory to Purchaser with respect to Closing Indebtedness of the Acquired Entities from the applicable creditors in customary and legally effective form (A) setting forth all amounts (including principal and accrued but unpaid interest) necessary to be paid to repay in full any such amounts through the Closing Date, (B) providing that, upon payment in full of such amounts, all obligations owed to such holder with respect to such amounts are satisfied and released in their entirety, and (C) providing that upon payment in full of such amounts, all Liens and other collateral securing such amounts are terminated and released; (v) a duly completed IRS Form W-9 executed by each Seller and Class B Seller; (vi) equity powers substantially in the form of Exhibit B, duly executed by each Seller and Class B Seller; (vii) resignations, in form and substance satisfactory to Purchaser, duly executed by such officers and directors of the Acquired Entities as Purchaser may specify prior to Closing; (viii) the Release Agreement, duly executed by the parties thereto; (ix) an employment agreement, in form and substance satisfactory to Purchaser, for each of Bill Wood and Nicholas Wood, duly executed by the applicable individual and the Purchaser; (x) a confidentiality, innovations, non-competition and proprietary rights assignment agreement, in form and substance satisfactory to Purchaser, for each of Bill Wood and Nicholas Wood, duly executed by the applicable individual and the Purchaser; (xi) a Seller non-competition, non-solicitation and confidential information agreement, in form and substance satisfactory to Purchaser, duly executed by each Seller, each Class B Seller and the Purchaser; (xii) each consent, in form and substance reasonably satisfactory to Purchaser set forth on Schedule 2.7(a)(xii); (xiii) a guaranty in form and substance satisfactory to Purchaser executed by each of the members of Pride Trio guaranteeing all obligations of Pride Trio under this Agreement; and (xiv) estoppel certificates issued to Purchaser, and Purchaser’s lender(s) (if applicable), from the landlords of each Leased Premise confirming such matters regarding the subject Lease as may be required by Purchaser or such lender(s) in their reasonable discretion.

(b) Closing Deliverables to be Delivered by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered: (i) the payment due at Closing as provided in Section 2.2(e); and (ii) the Equity Purchase Price, which shall be issued in the name of each Seller in accordance with the Allocation Percentage; provided, however, that with respect to the portion of the Equity Purchase Price allocated to Pride Trio, Purchaser shall only deliver to Pride Trio Purchaser Common Stock in the amount of the vested portion of the Equity Purchase Price allocated to John Davis.

(c) Distribution of Purchaser Common Stock. Immediately following the issuance of the Purchaser Common Stock to Pride Trio at Closing, Pride Trio shall distribute such Purchaser Common Stock to John Davis, and Purchaser shall reflect John Davis as the holder of such Purchaser Common Stock on its stock register. Following each issuance of Purchaser Common Stock to Pride Trio in accordance with the terms of the employment agreements between Purchaser and each of Nicholas Wood and Bill Wood, Pride Trio shall distribute such Purchaser Common Stock attributable to each of Nicholas Wood and Bill Wood to such Person, as applicable, and Purchaser shall reflect Nicholas Wood and Bill Wood, as applicable, on its stock register.

(d) Other Closing Deliverables and Actions. The parties hereto will also execute such other documents and perform such other acts after the Closing as may be necessary for the implementation and consummation of the Transactions.

2.8 Purchase Price Allocation. Within 90 days after the Determination Date, Purchaser shall prepare and deliver to Seller Representative an allocation (the “Allocation”) of the Purchase Price (and any liabilities and any other relevant items required to be treated as consideration for U.S. federal income tax purposes), as adjusted, among the Company’s assets in accordance with Code Section 1060 and the Treasury Regulations thereunder, to which Seller Representative may provide any comments to Purchaser within 30 days after delivery of the Allocation. If Seller Representative does not provide any comments to Purchaser within 30 days after delivery of the Allocation, then the Allocation will become final and binding. If Seller Representative timely provides comments to Purchaser, then Purchaser and Seller Representative shall use their good faith efforts to reach agreement on the disputed items, and any such resolved items shall be incorporated into the Allocation and shall be final and finding. If all of the disputed items with respect to the Allocation have not been resolved by Seller Representative and Purchaser within 30 days after delivery of Seller Representative’s comments, then the items that are still disputed shall be determined by the Independent Accounting Firm in accordance with the procedures of Section 2.3, mutatis mutandis, and the Independent Accounting Firm’s determination on the disputed items shall be incorporated in the Allocation, which shall be final and binding. The Final Allocation shall be adjusted, as necessary, in a manner consistent with the final and binding Allocation to reflect any subsequent adjustments to the Purchase Price. Notwithstanding any of the foregoing or anything to the contrary contained in this Agreement, no more than $10,000 shall be allocated in the Allocation to all of the non-competition, non-solicitation and confidential information agreements or covenants; provided, however, that such allocation shall not constitute a cap on potential liability in the event any such agreement or covenants are breached. None of Sellers, Purchaser, or the Acquired Entities shall take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the final and binding Allocation, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign applicable Law); provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to concede, negotiate, compromise, and/or settle any Tax proceeding in connection with the Allocation.

2.9 Company Minimum Pre-Closing Cash. At Closing, Sellers shall cause the Acquired Entities to have available as Cash the Company Minimum Pre-Closing Cash.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING

THE ACQUIRED ENTITIES

Sellers hereby represent and warrant (on a joint and several basis) to Purchaser that the statements set forth in this Article 3 are true, correct, and complete as of the date hereof:

3.1 Organization.

(a) Each Acquired Entity is a limited liability company, and is duly formed, validly existing, and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and is qualified or registered to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered as a foreign limited liability company would not reasonably be expected to have a Material Adverse Effect. Each Acquired Entity is qualified or registered to do business in each jurisdiction listed on Schedule 3.1(a)(i). Each Acquired Entity has all requisite limited liability company and legal power and authority to own, operate and lease its properties and carry on its business as currently conducted. The address of each Acquired Entity’s principal office and all of the Acquired Entities’ additional places of business are listed on Schedule 3.1(a)(i). Except as set forth on Schedule 3.1(a)(ii), since its respective formation, none of the Acquired Entities have been known by or used any corporate, fictitious, or other name in the conduct of its business. No Acquired Entity is in violation of any provision of its Governing Documents.

(b) Except as set forth on Schedule 3.1(b), no Acquired Entity directly or indirectly owns or has any interest in or any other Equity Securities in any Person. There is no outstanding Contract of any kind requiring any Acquired Entity to make an investment in, or to acquire Equity Securities or any other security or other interest in, any Person.

3.2 Authorization; Documentation; Books and Records.

(a) Each Acquired Entity has all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions in accordance with this Agreement. The execution and delivery by the Acquired Entities of the Transaction Documents to which it is or will be a party, the performance by each Acquired Entity of its obligations hereunder and thereunder, and the consummation of the Transactions have each been duly and validly authorized by all necessary action on the part of the Acquired Entities, and no other proceedings on the part of the Acquired Entities will be necessary to authorize this Agreement and the other Transaction Documents, the performance by each Acquired Entity of its obligations hereunder and thereunder, and the consummation of the Transactions.

(b) The copies of all Governing Documents of each Acquired Entity, as amended to date, have been made available to Purchaser, are complete and correct, and no amendments thereto are pending.

(c) The minute books, stock certificates, membership or equity interest ledgers, copies of which have been made available to Purchaser, are true, correct, and complete. There have been no changes, alterations, or additions to such minute books and records of the proceedings of any of the Acquired Entities for all time periods since the formation or incorporation of such entity that have not been made available to Purchaser.

3.3 Capitalization.

(a) All of the issued and outstanding Equity Securities in the Acquired Entities consist solely of the Equity Securities set forth on Schedule 3.3(a)(i). One hundred percent (100%) of the Acquired Interests are beneficially and legally owned by Sellers and the Class B Sellers as set forth on Schedule 3.3(a)(ii). All of Equity Securities of the Acquired Entities are duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of any preemptive rights, rights of first refusal or first offer, any Contract, or other restriction, and were issued under and in accordance with the Governing Documents of the applicable Acquired Entity and in compliance with applicable federal and state Laws. Other than the Governing Documents, there are no Contracts to which any Acquired Entity, any Seller, or any other Person is a party with respect to registration rights or the voting of any Equity Securities in any Acquired Entity or that restrict the transfer of any such interest. There are no outstanding contractual obligations of any Acquired Entity to repurchase, redeem, or otherwise acquire any Equity Securities.

(b) No Acquired Entity has any direct or indirect Subsidiaries.

3.4 No Conflicts. Except as set forth on Schedule 3.4, the execution, delivery and performance of this Agreement and the other Transaction Documents to which any Acquired Entity, Seller Representative, or any Seller is or will be a party and the consummation of the Transactions by any Acquired Entity, Seller Representative, or Sellers do not and will not (a) require a notice, consent or waiver under, or violate or conflict with, the Governing Documents of any Acquired Entity, (b) violate or conflict with or require any notice, consent or waiver under or pursuant to any Law or Order to which any Acquired Entity, any Seller, any Acquired Interests, or any Assets is subject or by which any Acquired Entity, any Seller, any Acquired Interests, or any Assets may be bound, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, require a waiver or notice pursuant to, or give rise to any right of termination, modification, cancellation or acceleration under any of the terms, conditions or provisions of any Contract to which any Acquired Entity, or Seller is a party or by which any such person or any Assets or Acquired Interests may be bound, (d) result in or require, with or without giving notice or the lapse of time or both, the imposition of a Lien on any Acquired Entity or any Assets or Acquired Interests, or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person; except in the case of clauses (c) and (d), for such matters as would not, individually or in the aggregate, be reasonably likely to have a material adverse impact on the Acquired Entities, taken as a whole.

3.5 Permits. Each Acquired Entity owns or possesses, and since January 1, 2019 has owned and possessed, all Permits, including Environmental Permits, required to own and occupy its respective properties and assets and conduct its business and other operations. All such Permits currently held by the Acquired Entities are valid, binding and in full force and effect, and the Transactions will not adversely affect them. Each Acquired Entity is, and since January 1, 2019, has been, in compliance in all material respects with the terms of all Permits held by it. No Acquired Entity has received written notice from any Governmental Authority of any violation in respect of any Permit or lack thereof.

3.6 Compliance with Laws. Except as set forth on Schedule 3.6, each Acquired Entity is, and at all times has been since January 1, 2019, in compliance in all material respects with all Laws applicable to it and all Orders to which it is or has been subject. Except as set forth on Schedule 3.6, no Acquired Entity has received written notice or allegation of any violation of or noncompliance with any Law or Order on the part of any Acquired Entity or involving their respective businesses, or directing any Acquired Entity to take any remedial action with respect to any Law or Order or otherwise, in each case, which remains pending or unresolved or is the source of ongoing obligations or requirements as of the Closing. Notwithstanding the foregoing, this Section 3.6 makes no representations or warranties with respect to (a) Taxes or Tax matters, which are covered in Section 3.15 and Section 3.17, (b) Benefit Plans or the Insperity Plan, which are covered in Section 3.17, or (c) Environmental Laws, Environmental Claims, Releases, Hazardous Materials or any other environmental matter, which are covered in Section 3.19.

3.7 Title to Assets. Except as set forth on Schedule 3.7, the Acquired Entities have good and marketable title to, or a valid and binding leasehold or license interest in, all of the Assets, free and clear of all Liens (other than Permitted Liens). The Assets include all of the assets, rights and properties used or held for use by the Acquired Entities in the operation of, and are sufficient to conduct, their respective businesses in substantially the manner now conducted.

3.8 Condition of Personal Property. Except as set forth on Schedule 3.8, all items of Personal Property with a fair market value greater than $10,000 used in the operation of the Acquired Entities’ businesses (a) are in good operating condition and repair (reasonable wear and tear excepted) and (b) are usable in the Ordinary Course of Business. Except as set forth on Schedule 3.8, no Person other than an Acquired Entity owns any Personal Property situated on any premises of any Acquired Entity or that is used in the operation of the business of the Acquired Entities.

3.9 Accounts Receivable; Accounts Payable.

(a) All Accounts Receivable of any Acquired Entity have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms and, except as set forth on Schedule 3.9(a) and except for any Excluded Accounts Receivable, are good and collectible no later than 120 days after the Closing Date at the aggregate recorded amounts thereof. None of the Accounts Receivable of any Acquired Entity (i) are, to the Knowledge of the Acquired Entities, subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All Accounts Payable of any Acquired Entity are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

3.10 Intellectual Property.

(a) Schedule 3.10(a) sets forth (i) all registered Intellectual Property and all applications to register Intellectual Property included in Company IP specifying as to each item, as applicable: (A) the nature of the item, including the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates, (ii) a description of all material unregistered trademarks or proprietary software included in Company IP, (iii) a description and version number, if applicable, of the Company Proprietary Software, and (iv) all licenses, sublicenses and other similar agreements and permissions (provided, however, that Schedule 3.10(a) need not list any licenses for commercial off-the-shelf, non-customized software or SaaS subscriptions with an annual license fee of fifty thousand Dollars ($50,000) or less, but such licenses shall be included in the definition of IP Licenses) under which any Acquired Entity is a licensee or otherwise is authorized to distribute, use or practice any Intellectual Property owned by a third party (such licenses, sublicenses and other agreements and permissions collectively, “IP Licenses”).

(b) Except as set forth on Schedule 3.10(b), the Acquired Entities own, free and clear of all Liens (other than non-exclusive license rights granted by an Acquired Entity in the Ordinary Course of Business), and have valid and enforceable rights in, the Company IP and own or have licenses, authorizations or other permissions to use all other Intellectual Property used in, held for use, or otherwise necessary for the Acquired Entities’ businesses as currently conducted and contemplated to be conducted as of the date of this Agreement. Each Acquired Entity at all times since January 1, 2019 has had a valid and enforceable license to distribute, sublicense or use all third-party Intellectual Property utilized by such Acquired Entity in the manner distributed, sublicensed or used by it, including under the IP Licenses. Each Acquired Entity is in compliance and has complied in all material respects with the terms and conditions of each of the IP Licenses, and no Acquired Entity has received any written notice or allegation from any third party asserting a breach of, terminating or issuing a written notice to terminate, or giving written notice of intent not to renew any of the IP Licenses. The Company IP and the third-party Intellectual Property that is licensed or otherwise provided to the Acquired Entities pursuant to the IP Licenses constitutes all of the Intellectual Property used in, for use, or otherwise necessary for the operation of the business of the Acquired Entities as currently conducted.

(c) No present or past employee, officer, manager, or consultant who has contributed to the development of Intellectual Property for any Acquired Entity has entered into a written and binding agreement that conveys or obligates such person to convey any of his, her or its Intellectual Property rights in and to such contributions (including all Intellectual Property rights in and to such contributions) to such Acquired Entity.

(d) No Acquired Entity is infringing, or has infringed, misappropriated, or otherwise violated any Intellectual Property of any third parties, and no Acquired Entity has Knowledge of any facts or circumstances that may constitute infringement, dilution, misappropriation, or other unauthorized use by any other Person of any Company IP. No (i) Claim or, to the Acquired Entities’ Knowledge, investigation, against any Acquired Entity is pending and (ii) no Acquired Entity has received any written complaint or written notice of any such Claim, in either case alleging or claiming that any Acquired Entity is infringing, misappropriating or otherwise violating the Intellectual Property of any Person or challenging the validity or enforceability of any item of Company IP or the ownership by the Acquired Entities thereof. There are no Claims or investigations pending or threatened by any Acquired Entity with respect to the infringement, misappropriation or violation by third parties of any of the Company IP.

(e) Each Acquired Entity has used Commercially Reasonable Efforts to maintain in confidence all material confidential information owned by the Acquired Entities and all Company IP that constitutes, or that such Acquired Entity intends or intended to retain as, a Trade Secret. No such Trade Secret or confidential information has been disclosed by the Acquired Entities to any Person other than employees, consultants or contractors of the Acquired Entities who had a need to know and who used such Company IP in the ordinary course of employment or contract performance subject to a written and enforceable confidentiality agreement or obligation. To the Knowledge of the Acquired Entities, there has been no unauthorized access to any such confidential information by third parties.

(f) None of the Software included in the Company IP or otherwise used, distributed, or licensed by any Acquired Entity contains any Open Source Software whose distribution requires disclosure or licensing of any Software included in the Company IP to any third party under the same terms as the Open Source Software so included or requires any Company IP be disclosed or distributed in source code form or made available free of charge to recipients. Each Acquired Entity is in compliance with and has complied with all restrictions and other terms set forth in any license pursuant to which such Acquired Entity uses any Open Source Software.

(g) The Company Proprietary Software was developed solely at the Acquired Entities’ expense and direction and does not contain any source code, object code or other Intellectual Property that was developed (in whole or in part) using funding or facilities provided by a Governmental Authority or university, college or other educational institution, international organization or research center.

(h) There are no restrictions on any Acquired Entity’s use, release, sale, disclosure, communication or modification of any Company IP, and the execution by the Acquired Entities of this Agreement and the consummation of the Transactions will not result in the loss or impairment of the rights of the Acquired Entities to own or use any of the Company IP or any Intellectual Property that the Acquired Entities use pursuant to an IP License, and no Acquired Entity has violated, or, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, will violate, any IP License.

(i) To the Knowledge of the Acquired Entities, there have been no unauthorized intrusions or breaches of the security of the information technology systems of the Acquired Entities. The Acquired Entities have implemented material security patches or upgrades that are generally available for the Acquired Entities’ information technology systems. Each Acquired Entity has sufficient rights, or has been granted sufficient licenses or permissions to use, all computer software, middleware and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of such Acquired Entity’s business. In the last twelve (12) months, there have been no material failures, breakdowns, continued substandard performance or other material adverse events affecting any of the information technology systems maintained by the Acquired Entities in connection with the Business or that have caused substantial disruption or interruption in or to the use of such systems.

(j) The Acquired Entities have implemented and maintained reasonable safeguards, consistent with Privacy and Security Laws, designed to protect Personal Information in the possession of the Acquired Entities against loss, theft, misuse or unauthorized access, use, modification or disclosure. No Acquired Entity has received any written notice from any Governmental Authority that it is under investigation by any Governmental Authority for a violation of any Privacy and Security Law.

3.11 Contracts.

(a) Schedule 3.11(a) attached hereto (which lists Contracts by each applicable subsection referenced below in this Section 3.11(a)) contains a complete, current and correct list of all of the following Contracts (collectively the “Material Contracts”) to which any Acquired Entity is a party or by which any of their respective properties or Assets are bound and that are in effect on the date hereof or impose any continuing Liabilities (other than confidentiality obligations) on any party thereto (other than IP Licenses and Leases, which shall constitute Material Contracts but are listed in Schedule 3.10(a) and Schedule 3.20(b), respectively):

(i)

any Contract that (A) (1) involved receipts by any Acquired Entity of more than $200,000 for the year ended December 31, 2021 or (2) involves or is expected to involve receipts by any Acquired Entity of more than $200,000 for the year ending December 31, 2022 or (B) (1) involved expenditures by any Acquired Entity of more than $100,000 for the year ended December 31, 2021 or (2) involves or is expected to involve expenditures by any Acquired Entity of more than $100,000 for the year ending December 31, 2022;

(ii)

any Contract with any Acquired Entity’s officers, directors, managers, employees, or Affiliates, including all non-competition, severance, employment, bonus, change of control, retention, commission, or indemnification agreements;

(iii)	any collective bargaining, works council, or similar agreements;

(iv)	any Contract with any staffing company, temporary employee agency, professional employer organization, or similar company or service provider;

(v)	any agency, consultant, dealer, distributor, reseller, referral, marketing, alliance partner, sales representative or other similar Contract;

(vi)

any Contract evidencing (A) the granting of a loan by any Acquired Entity to any third party for which amounts remain outstanding (other than (x) the advancement of business expenses to employees in the Ordinary Course of Business, and (y) extensions of credit to customers in the Ordinary Course of Business), (B) the investment by any Acquired Entity in any third party or (C) the purchase by or the grant to any Acquired Entity of any Equity Securities in any third party;

(vii)

any Contract evidencing or relating to Indebtedness relating to the borrowing of money, extension of credit or the granting of any Lien on the Assets (other than Permitted Liens), or, without duplication of the foregoing, Equity Securities in any Acquired Entity;

(viii)

any Contract containing any limitation on the freedom or ability of any Acquired Entity (or that following the Closing Date would limit the freedom of an Acquired Entity or any of its Affiliates) (A) to engage in any line of business or compete with any Person or to operate at any location in the world, including non-competition, non-solicitation and standstill obligations or exclusivity rights, or (B) excluding any Contract evidencing or relating to Indebtedness relating to the borrowing of money, to own, operate, lease, sell, transfer, pledge or otherwise dispose of or encumber any asset, or to hire solicit, or consult with any Person or that would so limit an Acquired Entity or its Affiliates on or after the Closing Date;

(ix)	any Contract containing most-favored-nation, minimum volume commitment or price-reduction clauses;

(x)

any Contract with a third party pursuant to which any Acquired Entity is required to maintain the confidentiality of such third party’s proprietary or confidential information, in each case, to the extent entered into outside the Ordinary Course of Business;

(xi)	any settlement, conciliation, co-existence or similar agreement pursuant to which there remain ongoing obligations or rights of any Acquired Entity;

(xii)	any power of attorney;

(xiii)

any Contract relating to the (A) acquisition or disposition of any business or entity (whether by merger, sale of stock, sale of assets or otherwise) or (B) acquisition of all or substantially all assets of any Person;

(xiv)

any Contract relating to the acquisition or disposition of Intellectual Property (other than commercial off-the-shelf, non-customized software or any SaaS subscriptions with an annual license fee of $50,000 or less) from or to any Person;

(xv)	any Contract with a Person located outside of the United States or any Contract requiring work to be performed by any Acquired Entity outside of the United States; and

(xvi)

any Contract for future capital expenditures or the acquisition or construction of fixed assets requiring the payment by any Acquired Entity of an amount in excess of $50,000 on or after the date hereof.

(b) Seller Representative has made available to Purchaser true, complete and current copies of all written Material Contracts (including any and all amendments, modifications, exhibits, annexes and schedules to such Contracts) and true, correct, and complete summaries of all non-written Contracts.

(c) Each of the Material Contracts to which any Acquired Entity is a party is in full force and effect, and is valid, binding, and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. There exists no material breach, default or violation on the part of any Acquired Entity or, to the Knowledge of the Acquired Entities, on the part of any other party thereto, under any Material Contract to which any Acquired Entity is a party nor has any Acquired Entity received written notice of any such breach, default or violation. Except as set forth on Schedule 3.11(c), (A) no Acquired Entity has received written notice of an intention by any party to any Material Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof in a manner adverse to the Acquired Entity and (B) the consummation of the Transactions will not affect the validity, enforceability or continuation of any Material Contract on the same terms applicable to such Material Contract as of the date hereof.. No Acquired Entity has knowingly waived any material rights under any Material Contract. To the Knowledge of the Acquired Entities, no event has occurred that either entitles, or would, with notice or lapse of time or both, entitle, any party to any Material Contract to which any Acquired Entity is a party (other than such Acquired Entity) to declare a breach, default or violation under, or make an indemnification claim against any Acquired Entity with respect to, any such Material Contract or to terminate, modify or accelerate, or that does terminate, modify or accelerate, any terms of any such Material Contract (including any right to accelerate the maturity of any Indebtedness of any Acquired Entity under any such Material Contract).

3.12 Litigation. Except as set forth on Schedule 3.12, there are, and since January 1, 2019 there have been, no actions, suits, Orders, investigations, Claims or other proceedings (including any arbitration proceedings) pending or, to the Knowledge of the Acquired Entities, threatened against any Acquired Entity, or pending or threatened by any Acquired Entity against any third party, at law or in equity, or before or by any Governmental Authority (including any actions, suits, proceedings or investigations with respect to the Transactions). Except as set forth on Schedule 3.12, (a) there is no Claim or Order or, to the Acquired Entities’ Knowledge, investigation of any nature pending, rendered, or to the Acquired Entities’ Knowledge, threatened against any Acquired Entity, and (b) there are no Orders outstanding against any Acquired Entity.

3.13 Financial Statements. Attached to Schedule 3.13 are true, correct and complete copies of (a) the unaudited balance sheet, statement of income, and statement of retained earnings and cash flows of the Company as of and for the year ended December 31, 2020 (including any related notes and schedules), (b) the audited balance sheet, statement of income, and statement of retained earnings and cash flows of the Company as of and for the year ended December 31, 2021 (including any related notes and schedules) and (c) the unaudited balance sheet and statement of income of the Company as of and for the year-to-date period ended July 31, 2022 (the “Balance Sheet Date”, and the items contemplated by clauses (a), (b) and (c) of this sentence, collectively, “Financial Statements”). The Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Acquired Entities, which books and records have been maintained in good faith, and (ii) fairly present in all material respects the financial condition, the results of the operations and changes of the Acquired Entities as of the dates thereof and for the periods covered thereby. The Financial Statements have been prepared in accordance with the accounting methodologies, policies, practices and procedures as consistently applied by the Company during the periods covered by the Financial Statements. Since December 31, 2020, there has been no material change in any of the accounting (or Tax accounting) policies, practices or procedures of the Company.

3.14 Liabilities. No Acquired Entity has any Liabilities that would be required to be disclosed on the face of a balance sheet prepared in accordance with GAAP except Liabilities that (a) are fully and accurately disclosed on the face of the Financial Statements (rather than in the notes and schedules thereto), (b) have arisen or been incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which relate to violations of Law, a breach of Contract, or warranty Liabilities), (c) do not exceed $25,000 individually or $100,000 in the aggregate, or (d) are disclosed on the Schedules to this Agreement. Except as disclosed on Schedule 3.14, no Acquired Entity has applied for or accepted (x) any loan pursuant to the Paycheck Protection Program enacted by the CARES Act, as modified by the Paycheck Protection Program and Health Care Enhancement Act and the Paycheck Protection Program Flexibility Act, (y) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act, or (z) any loan or funds from similar applicable Laws enacted by any Governmental Authority in any state, local or foreign jurisdictions in response to COVID-19 (clauses (x), (y) and (z) collectively, “PPP Loans”). No Acquired Entity has any Liabilities associated with any PPP Loan. There is no property or Liability of any Acquired Entity, including uncashed checks to vendors, customers or employees, or non-refunded overpayments or credits, that is escheatable or payable to any Governmental Authority under any applicable escheatment or unclaimed property Laws or that may at any time become escheatable to any Governmental Authority under any such Laws.

3.15 Tax Matters.

(a) Except as set forth on Schedule 3.15(a), all Tax Returns required to be filed by or on behalf of any Acquired Entity have been timely filed (taking into account any applicable extensions) in accordance with applicable Law. All such Tax Returns are complete and accurate in all material respects. All Taxes required to be paid by any Acquired Entity under applicable Law (whether or not shown on any Tax Return) have been paid, and no deficiency for any amount of Taxes has been proposed, asserted, or assessed by a Taxing Authority in writing against any Acquired Entity. Each Acquired Entity (i) has complied in all material respects with applicable Laws relating to the withholding of Taxes and has, within the time and manner prescribed by Law, paid to the proper Taxing Authority all amounts required to be withheld and paid under all applicable Laws and (ii) is not liable for any Taxes for failure to comply with the foregoing. No Acquired Entity has deferred any payroll Taxes pursuant to Section 2302 of the CARES Act or any other corresponding or similar provision of applicable Tax Law enacted in connection with COVID-19 that have not been paid in full.

(b) Except as set forth on Schedule 3.15(b), no U.S. federal, state, local, or foreign audit, proceeding, or other examination by any Taxing Authority of any Tax Return of any Acquired Entity is presently in progress, nor has any such audit, proceeding, or other examination been threatened in writing to an Acquired Entity. No issue has been raised in any current or prior audit of any Tax Return by any Taxing Authority of any Acquired Entity that, by application of the same principles, would reasonably be expected to result in a material Tax deficiency for any taxable period (or portion thereof) beginning after the Closing Date. No deficiencies for any Taxes have been proposed, asserted or assessed by any Taxing Authority against any Acquired Entity in writing that have not been resolved and paid in full. There are no Liens for Taxes on any of the assets of any Acquired Entity, except for Permitted Liens.

(c) No waivers of statutes of limitations have been given with respect to any Taxes of any Acquired Entity that is still in effect and no request for any such waiver is currently pending. No Acquired Entity has requested an extension of time within which to file any Tax Return in any taxable year that has not since been filed (other than automatic extensions of time not requiring the consent of any Taxing Authority). No Acquired Entity has agreed to an extension of time with respect to a Tax assessment or deficiency or has executed any powers of attorney with respect to Tax matters that currently remain in effect. No requests for ruling or determination letters or competent authority relief with respect to any Acquired Entity are currently pending with any Taxing Authority with respect to any Taxes. No Acquired Entity is subject to any private letter ruling of the IRS or any comparable ruling of any other Taxing Authority.

(d) No Acquired Entity (i) has been a member of an Affiliated Group (other than a group the common parent of which was an Acquired Entity), or (ii) has any liability for the Taxes of another Person (other than another Acquired Entity) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract (other than any such contract that does not principally relate to Taxes), or otherwise.

(e) No Acquired Entity is a party to or bound by and does not have any obligations under, any Tax sharing agreement, Tax indemnification agreement or similar Contract or arrangement (other than any such agreement, Contract or arrangement that does not principally relate to Taxes). No Acquired Entity is a party to any Contract or arrangement to pay, indemnify or make any payments with respect to any Tax Liabilities of any stockholder, member, manager, director, officer or other employee or contractor of any Acquired Entity or any Seller.

(f) The Company is classified as a partnership for U.S. federal income tax purposes, and has been properly treated since formation as a partnership or a disregarded entity for U.S. federal and applicable state income Tax purposes, and the Company has not made any elections with any Taxing Authority, including IRS Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes.

(g) No Acquired Entity has received from any Taxing Authority in a jurisdiction where the Acquired Entities have not filed a Tax Return any (i) written claim that any Acquired Entity is or may be subject to taxation by that jurisdiction, or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Acquired Entities.

(h) No Acquired Entity has engaged in a “reportable transaction” as defined in Treas. Reg. Section 1.6011-4(b).

(i) All of the individuals who are performing consulting or other services for any Acquired Entity have been correctly classified as either “independent contractors” or “employees,” as the case may be, for applicable Tax purposes.

(j) No Acquired Entity has a branch or permanent establishment outside its country of incorporation.

3.16 Insolvency Proceedings. No Acquired Entity is the subject of any pending, rendered or, to the Knowledge of the Acquired Entities, threatened insolvency proceedings of any character. No Acquired Entity has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. No Acquired Entity will become insolvent as a result of entering into this Agreement. No Acquired Entity is insolvent, and insolvency is not imminent with respect to any Acquired Entity, and the Liabilities of each Acquired Entity do not exceed the book value of such Acquired Entity’s assets.

3.17 Employee Benefit Plans.

(a) Schedule 3.17(a) sets forth a true and complete list as of the date hereof of each Benefit Plan and each Insperity Plan.

(b) (i) Each Benefit Plan and, to the Knowledge of the Acquired Entities, each Insperity Plan, has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws; (ii) with respect to each Benefit Plan, and, to the Knowledge of the Acquired Entities, each Insperity Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the United States Department of Labor (the “DOL”) or any other Governmental Authority, or to the participants or beneficiaries of such Benefit Plan, have been filed or furnished on a timely basis; (iii) each Benefit Plan and, to the Knowledge of the Acquired Entities, each Insperity Plan, that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, opinion letter or advisory letter from the IRS with respect to such Benefit Plan’s most recent remedial amendment cycle for which the IRS issued such letters, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA, the Code or any other applicable Law; (iv) other than routine claims for benefits, no Lien, lawsuit or complaint to or by any Person or Governmental Authority has been filed against any Benefit Plan or any Acquired Entity with respect to any Benefit Plan or any Insperity Plan and, to the Knowledge of the Acquired Entities, no such Liens, lawsuits or complaints are contemplated or threatened with respect to any Benefit Plan or any Insperity Plan; (v) to the Knowledge of the Acquired Entities, no individual who has performed services for any Acquired Entity has been improperly excluded from participation in any Benefit Plan or any Insperity Plan; and (vi) no Benefit Plan is under, and no Acquired Entity has received any notice of, an audit or investigation by the IRS, DOL or any other Governmental Authority.

(c) None of the Acquired Entities maintains, contributes to or has any Liability with respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, that is or has been (i) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code, (iii) subject to Section 4063 or 4064 of ERISA, (iv) a “Multiemployer Plan”, or (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) No non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred or is reasonably expected to occur with respect to any Benefit Plan. To the Knowledge of the Acquired Entities, no fiduciary of any Benefit Plan or Insperity Plan has (i) any liability for a breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan or Insperity Plan, (ii) been sued by any Person alleging a breach of fiduciary duty with respect to a Benefit Plan or Insperity Plan or (iii) been the subject of an investigation by the DOL in which it was investigating an alleged or possible breach of fiduciary duty with respect to a Benefit Plan or Insperity Plan, in each case, that would subject any of the Acquired Entities to any material Tax, Liability or penalty.

(e) Except as set forth on Schedule 3.17(e), none of the Acquired Entities have any obligation to provide or make available any post-employment benefit under any Benefit Plan which is a “welfare plan,” as defined in Section 3(1) of ERISA, for any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Acquired Entities, except as may be required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, or similar state or local Law and at the sole expense of such individual.

(f) With respect to each “group health plan,” as defined in Section 5000(b)(1) of the Code, benefiting any current or former employee of the Acquired Entities, each Acquired Entity has complied in all material respects with (i) the notice and continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, or any similar state or local Law, (ii) the Patient Protection and Affordable Care Act, as amended, (iii) the Health Insurance Portability and Accountability Act of 1996, as amended, and (iv) the Mental Health Parity and Addiction Equity Act of 2008, as amended. Each Acquired Entity has offered group health plan coverage to its employees to the extent required to avoid the imposition of any Tax under Section 4980H of the Code. With respect to each group health plan benefiting any current or former employee of the Acquired Entities or any ERISA Affiliate that is subject to Section 4980B of the Code, the Acquired Entities and, to the Knowledge of the Acquired Entities, each ERISA Affiliate has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in documentary and operational compliance in all material respects with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder. No Acquired Entity has any obligation to indemnify, reimburse or gross up any individual with respect to any Tax that may be imposed on such individual under Section 409A of the Code.

(h) Except as (i) set forth on Schedule 3.17(h), (ii) would not reasonably be expected to result in a Material Adverse Effect, or (iii) expressly provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) (A) give rise to any liability, whether absolute or contingent, under any Benefit Plan, including for severance pay, unemployment compensation, termination pay or withdrawal liability; (B) increase any benefits otherwise payable under any Benefit Plan; (C) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Acquired Entities; or (D) result in a non-exempt “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code. No Acquired Entity has any obligation to indemnify, reimburse or gross up any individual with respect to any Tax that may be imposed on such individual under Section 4999 of the Code.

(i) No Acquired Entity has any plan, contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law or pursuant to any written agreement in effect and disclosed as of the date hereof, to modify any Benefit Plan. Each Benefit Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party or an Insperity Plan and related agreements) may be amended or terminated unilaterally by an Acquired Entity or Purchaser upon thirty (30) or fewer days advance notice without incurring Liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to the date of such amendment or termination.

(j) All liabilities or expenses of the Acquired Entities in respect of any Benefit Plan or any Insperity Plan which have not been paid have been properly accrued on the Acquired Entities’ most recent financial statements in compliance with GAAP. All contributions or premium payments required to have been made under the terms of any Benefit Plan or any Insperity Plan or in accordance with applicable Law as of the date hereof have been timely made or reflected on the Acquired Entities’ financial statements in accordance with GAAP.

(k) The Acquired Entities have made available to Purchaser with respect to each Benefit Plan, a true, correct and complete copy of the current plan document and all amendments thereto (or, in the case of any unwritten Benefit Plan, an accurate written description thereof) and, to the extent applicable: (i) any related current trust agreement or other funding instrument and the latest financial statements thereof; (ii) all administrative agreements, group insurance contracts and group annuity contracts and other material contracts relating thereto; (iii) the most recent determination letter, opinion letter or similar letter or instrument issued by the IRS or other applicable Governmental Authority; (iv) the most recent summary plan description, any summaries of material modifications and any safe harbor notice for the current plan year and two preceding plan years; (v) the annual report on Form 5500, including all attached schedules, for the last three plan years; (vi) the most recent actuarial valuation report; (vii) all discrimination tests for the last three plan years; (viii) Forms 1094-C and 1095-C for the last three calendar years; and (ix) all material correspondence with any Governmental Authority during the last three years regarding the operation or administration thereof.

(l) As applicable with respect to each Insperity Plan, the Acquired Entities have made available to Purchaser a true, correct and complete copy of (i) the current client services agreement with Insperity; (ii) a summary of the benefits currently offered by Insperity to Company Employees; and (iii) the client-level nondiscrimination results letter relating to any Insperity Plan that is a Code Section 125 cafeteria plan for the most recent plan year, the most recent client applicable large employer determination letter, and the annual client-level testing results letters relating to the Insperity 401(k) Plan for the most recent plan year, in each case as provided by Insperity to the Acquired Entities.

(m) No Benefit Plan is subject to the Laws of any jurisdiction outside of the United States.

3.18 Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, annual premium, premium payment dates, expiration date and type of coverage) held by or on behalf of any Acquired Entity, as of the date hereof, copies of which have been provided to Purchaser. Each insurance policy listed on

Schedule 3.18 is legal, valid, binding, enforceable and in full force and effect as of the Closing, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. To the Knowledge of the Acquired Entities, there are no claims under such policies that are reasonably likely to exhaust the applicable limit of liability. Each of the Acquired Entities has reported in a timely manner all reportable events to its insurers. The insurance policies held by or on behalf of any Acquired Entity are sufficient for compliance with all applicable Laws and Material Contracts to which any Acquired Entity is a party or by which it or any of its assets or properties is subject or bound.

3.19 Environmental Matters.

(a) Each Acquired Entity is, and at all times since January 1, 2019 has been, in compliance in all material respects with all Environmental Laws and, to the Knowledge of the Acquired Entities, no capital or other expenditures are required, or are reasonably expected to be required in the twelve (12) months following the Closing Date, to maintain or achieve such compliance, other than as reflected in the Financial Statements.

(b) There are no Environmental Claims or, to the Acquired Entities’ Knowledge, investigations pending or, to the Knowledge of the Acquired Entities, threatened in writing against any Acquired Entity under or relating to Environmental Laws. No Acquired Entity has received any written or, to the Knowledge of the Acquired Entities, other notice, report or information regarding any actual or alleged violation of or any Liability, including any corrective, investigatory or remedial obligations, arising under Environmental Laws. Except as set forth on Schedule 3.19(b), to the Knowledge of the Acquired Entities no condition, event or circumstance exists that could prevent, hinder or limit continued compliance in all material respects with Environmental Laws or give rise to any material Environmental Claims or investigations against any Acquired Entity.

(c) There have been no Releases of Hazardous Materials at, on, about, or under the Leased Premises or, to the Knowledge of the Acquired Entities, any other real property currently or formerly owned, leased, occupied or operated by any Acquired Entity in a manner that has resulted or would reasonably be expected to result in material Liability to any Acquired Entity under or relating to Environmental Laws.

(d) No Acquired Entity has handled, stored, transported, disposed of, or arranged for or permitted the disposal of, or Released any Hazardous Materials in a manner or at or to a location that has resulted or would reasonably be expected to result in material Liability to any Acquired Entity under or relating to Environmental Laws.

(e) Except as set forth on Schedule 3.19(e), none of the following exists at any property or facility currently occupied or operated by any Acquired Entity: (i) above ground or underground storage tanks, including associated tank piping or dispensers; (ii) asbestos-containing materials in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or other disposal areas.

(f) No Acquired Entity has assumed, contractually or by operation of Law, any material Liabilities or corrective or remedial obligations of any other Person relating to Environmental Laws.

(g) To the Knowledge of the Acquired Entities, the Transactions will not result in any Liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any Environmental Laws, including any so called “transaction triggered” or “responsible property transfer” requirements.

(h) The Acquired Entities have provided or otherwise made available to Purchaser complete copies of all material environmental reports, studies, audits, site assessments, risk assessments, written claims and complaints, consent decrees, and other similar documents in the possession or reasonable control of any Acquired Entity or any Seller related to compliance (or noncompliance) with Environmental Laws by any Acquired Entity or the environmental condition of any real property currently or formerly owned, leased, occupied or operated by any Acquired Entity.

3.20 Real Estate.

(a) Except as set forth on Schedule 3.20(a)(i), no Acquired Entity owns, or ever has owned, fee simple title to any real property or is a party to any ground lease in any real property. Except as set forth on Schedule 3.20(a)(ii), no Acquired Entity owns or holds, or is obligated under or is a party to, any option, right of first refusal or first offer, or other contractual (or other) right or obligation to sell, assign, lease, sublease, license, sublicense or dispose of any real property or any interest therein.

(b) Schedule 3.20(b) contains a complete and accurate list of all real property currently leased, licensed, subleased or otherwise occupied by any of the Acquired Entities (the “Leased Premises”), and of all leases, licenses, subleases, and lease guaranties, and all amendments, modifications, assignments and addenda thereto and thereof, in each case pursuant to which the Acquired Entities lease, license, sublease or otherwise have the right to use or occupy any Leased Premises (collectively, the “Leases”). The Acquired Entities have delivered or made available to Purchaser a true, correct and complete copy of each of the Leases that are memorialized in writing and have described all of the material terms and conditions of each oral Lease on Schedule 3.20(b). With respect to the Leases, to the Knowledge of the Acquired Entities, (i) the Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, and (ii) no event of default exists thereunder beyond any applicable cure period. To the Knowledge of the Acquired Entities, the applicable Acquired Entity holds a valid and existing leasehold interest under each Lease, free and clear of all Liens, other than Permitted Liens. No Acquired Entity is a party to any lease brokerage, commission or finder’s agreement. No Acquired Entity has pledged, assigned or otherwise encumbered any of the Leases. The date of and legal name of each of the parties to each Lease (including, if applicable, any successors or assigns of the original parties to such Lease), and the current annual rent, monthly rent and term (including any applicable renewal or extension options) under each Lease are as set forth on Schedule 3.20(b). Schedule 3.20(b) separately identifies all Leases for which consents or waivers must be obtained on or prior to the Closing Date (or that have been obtained) in order for such Leases to continue in effect according to their terms after the Closing Date. No Acquired Entity has voluntarily waived in writing any rights under any Lease that would be in effect on or after the date of this Agreement and that would be materially adverse to any Acquired Entity. The applicable Acquired Entity has accepted full possession of each Leased Premises and is currently occupying same pursuant to and in accordance with the express terms of the applicable Lease. To the Knowledge of the Acquired Entities, the Leased Premises are (A) in good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such Leased Premises), (B) not in need of maintenance or repair except for ordinary routine maintenance and repair, (C) structurally sound with no known material defects and in conformity with all applicable Laws relating thereto currently in effect, (D) in compliance with the requirements of the applicable Lease, and (E) not subject to any sublease, license or right of occupancy in favor of any third party. To the Knowledge of the Acquired Entities, no party to any Lease has exercised any termination rights with respect thereto. No Acquired Entity has received written or oral notice of any pending condemnation or eminent domain proceeding (or any consensual agreement in lieu thereof) or rezoning application. The Acquired Entities have all Permits necessary for the current use and operation of the Leased Premises, and no Acquired Entity has received written notice of any outstanding violation or notice of cancellation or termination of any such Permit. The Leased Premises are in material compliance with all applicable Laws, including, without limitation fire, health, building, use, occupancy, subdivision and zoning laws.

(c) The Leased Improvements are in conformity in all material respects with all applicable Laws and the applicable Lease, in each case, relating thereto currently in effect.

3.21 No Other Agreement to Sell. Except with respect to the Transactions, other than the sale of Assets in the Ordinary Course of Business, no Acquired Entity has any legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer any Acquired Entity, any Equity Securities in any Acquired Entity, the Assets or the business of any Acquired Entity (in whole or in part), or to effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving any Acquired Entity, or to enter into any agreement with respect thereto.

3.22 Affiliate Interests; Transactions with Certain Persons.

(a) Except as set forth on Schedule 3.22(a), and except for the Transaction Documents and the Governing Documents of the Acquired Entities, there are no Contracts or arrangements by and between any Acquired Entity, on the one hand, and any Seller or any Affiliates of a Seller or any Related Person of any of the foregoing (other than an Acquired Entity), on the other hand.

(b) Except as set forth on Schedule 3.22(b), no Acquired Entity is a debtor or creditor of, or has any Liability or other obligation of any nature to, any Seller or any Affiliates or any Related Person of any of the foregoing (other than an Acquired Entity). Since the Balance Sheet Date, no Acquired Entity has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Seller or any of its Affiliates or any Related Person of any of the foregoing (other than an Acquired Entity), other than the Transactions.

3.23 Employees.

(a) Schedule 3.23(a) contains a true, correct and complete list of all individuals who are employees or independent contractors of each Acquired Entity as of the date of this Agreement, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name, (ii) if an employee, the employing entity, (iii) whether such individual is an employee or independent contractor, (iv) if an employee, such employee’s title or position (including whether full time or part time), (v) location, (vi) hire or retention date, (vii) current annual base compensation rate or hourly rate, (viii) commission, bonus or other incentive-based compensation, (ix) if an employee, exempt or non-exempt status and (x) and any payments owing or arising at or prior to the Closing from or as a result of the consummation of the Transactions, including any payments for stock appreciation or similar rights, any severance or bonus plan payment, or any similar payment, including the amount of each such payment.

(b) Except as set forth on Schedule 3.23(a), (i) there are no leased employees, temporary workers, contingent workers, or any other Persons performing, and no such Person has performed, services for any Acquired Entity who are not classified as an employee or former employee performing services for an Acquired Entity and (ii) all compensation, including wages, commissions and bonuses, payable to employees or independent contractors of each Acquired Entity for services performed on or prior to the date hereof, with the exception of base salary or hourly wages for employees for the current pay period that are payable on an Acquired Entity’s next regular payroll date, have been paid in full, and there are no outstanding agreements, understandings or commitments of any Acquired Entity or any of their Affiliates with respect to any compensation, commissions, or bonuses.

(c) Each officer of any Acquired Entity and, to the Knowledge of the Acquired Entities, each employee of any Acquired Entity with annual compensation in excess of $50,000 is currently devoting all of his or her business time to the conduct of the business of the Acquired Entities, as applicable, and is not devoting any business time to the conduct of any other business. To the Knowledge of the Acquired Entities, no officer or employee of any Acquired Entity is currently working for or currently plans to work for a competitive enterprise, whether or not such officer or employee is or will be compensated by such enterprise. To the Knowledge of the Acquired Entities, no employee of any Acquired Entity is in material violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Acquired Entity because of the nature of the business conducted or presently proposed to be conducted by the Acquired Entity or to the use of Trade Secrets or proprietary information of others. There are no Claims or, to the Knowledge of the Acquired Entities, investigations pending, or, to the Knowledge of the Acquired Entities, threatened, with respect to any Contract referred to in the preceding sentence. No Acquired Entity is delinquent in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees or independent contractors.

(d) Except as set forth on Schedule 3.23(d), except for payments that will be listed on the Closing Payment Certificate, no Acquired Entity has or will have made any binding commitments (whether written or verbal) to any officers, employees or former employees or independent contractors with respect to compensation, benefits, promotion, retention, termination, severance, policies, change in control, other terms and conditions of employment or similar matters in connection with the Transactions.

(e) There has been no “mass layoff” or “plant closing” within the meaning of the WARN Act, or any similar state, local or foreign “mass layoff” or “plant closing” Law with respect to any Acquired Entity since January 1, 2019.

3.24 Employment and Labor Relations. No Acquired Entity is a party to, subject to or bound by, any collective bargaining or other agreement with a labor organization. There is no pending or, to the Knowledge of any Acquired Entity, threatened, nor has there been since January 1, 2019 any, organizing effort or demand for recognition or certification or attempt to organize any of its employees or former employees. Since January 1, 2019, there has not been, nor, to the Knowledge of each Acquired Entity, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted job action or other similar labor activity or dispute by any employee of any Acquired Entity affecting any Acquired Entity. Except as set forth in Schedule 3.24, (a) since January 1, 2019, each person or entity classified by any Acquired Entity as an “independent contractor,” consultant, volunteer, subcontractor, “temp,” leased employee, or other contingent worker is properly classified under all governing Laws, and the Acquired Entities have fully and accurately reported all payments to all independent contractors and other contingent workers on IRS Forms 1099 or as otherwise required by applicable Laws, (b) since January 1, 2019, each employee classified as “exempt” from overtime under the FLSA or any applicable state Laws governing wages, hours and overtime pay has been properly classified as such, and the Acquired Entities have not incurred any Liabilities under the FLSA or any state wage and hour laws, (c) since January 1, 2019, each employee classified as “non-exempt” under the FLSA or any applicable state laws governing wages, hours and overtime pay has been properly classified as such, and has been paid overtime wages consistent with applicable Law, (d) within the past three (3) years, the Acquired Entities have complied in all respects with the WARN Act and any equivalent state or local Laws regarding the termination or layoff of employees, and has not incurred any Liability or obligation under such Laws, (e) the Acquired Entities are in compliance with all applicable Laws relating to labor and employment, including but not limited to all Laws relating to employment practices, the hiring, promotion, assignment, and termination of employees, discrimination, equal employment opportunities, disability, labor relations, wages and hours, hours of work, payment of wages, immigration, workers’ compensation, employee benefits, background and credit checks, working conditions, occupational safety and health, family and medical leave, employee terminations, background checks, data privacy, and data protection, (f) there are no Claims or, to the Knowledge of the Acquired Entities, investigations pending or, to the Knowledge of the Acquired Entities, threatened, against any Acquired Entity brought by or on behalf of any applicant for employment, any current or former employee, representative, agents, consultant, independent contractor, subcontractor, or leased employee, volunteer, “temp,” person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, in each case in connection with his or her affiliation with, or the performance of his or her duties to, the Acquired Entities, alleging violation of any labor or employment Laws, breach of any labor agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship, nor, to the Knowledge of the Acquired Entities, have any events occurred which could reasonably be expected to give rise to, or serve as a basis for, any such Claim or investigation, (g) no Acquired Entity is, nor since January 1, 2019 has any Acquired Entity been, a party to or otherwise bound by any citation by any Governmental Authority relating to employees or employment practices, (h) each of the employees of the Acquired Entities have all work permits, immigration permits, visas, or other authorizations required by Law for such employee given the duties and nature of such employee’s employment, and (i) no individual has been improperly excluded from, or wrongly denied benefits under, any Benefit Plan.

3.25 Brokers. Except as set forth on Schedule 3.25, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the Transactions based upon arrangements made by or on behalf of any Acquired Entity.

3.26 Regulatory Compliance.

(a) Since January 1, 2019, no Acquired Entity nor any member, officer, manager or employee of any Acquired Entity, nor any Person acting on behalf of any Acquired Entity has (in each case to the extent any such Person was acting in such capacity for such Acquired Entity), violated, or is in violation of any provision of the FCPA, the Bank Secrecy Act, the USA Patriot Act, the Money Laundering Control Act or any applicable Law of similar effect to such listed Laws. Without limiting the generality of the foregoing, no such Person has, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful offer of payment of anything of value to any “foreign official” as that term is defined in the FCPA or any Person acting on behalf of a Governmental Authority, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or anti-terrorism Law, nor have any of them otherwise taken any action that would cause any Acquired Entity to be in violation of the FCPA, the Bank Secrecy Act, the USA Patriot Act or any applicable Law of similar effect to such listed Laws. None of the members or officers, managers, employees or agents of any Acquired Entity has been (in each case, while associated with such Acquired Entity), a foreign government officer, agent or employee of a foreign Governmental Authority or is currently a government officer, agent or employee of a Governmental Authority.

(b) Each Acquired Entity has timely disclosed to the proper government officials credible evidence known to a member, officer, manager or employee of any Acquired Entity of any known violations of federal criminal law involving fraud, bribery or gratuity violations found in Title 18 of the U.S. Code or Laws of similar effect.

3.27 Subsequent Events. Except as set forth in Schedule 3.27 (which is subdivided into subsections corresponding to the applicable subsections referenced below in this Section 3.27), since the Balance Sheet Date: (a) the Acquired Entities have conducted their businesses in the Ordinary Course of Business; (b) there has been no Material Adverse Effect on the Acquired Entities; and (c) the Acquired Entities have not:

(i)

(A) increased the compensation payable to any of its managers, officers or employees, except for (1) increases in salary, wages or the accrual for or payment of bonuses payable to employees pursuant to an existing Contract or (2) increases in salaries or wages of employees, in each case, in the Ordinary Course of Business, (B) granted any severance or termination pay to, or entered into or modified any employment, change-in-control, retention, indemnification, non-competition, bonus or severance agreement with, any of its directors, officers or employees, (C) hired any new employees unless such hiring is in the Ordinary Course of Business, (D) made any loan to any employee or other service provider or (E) adopted or amended in any material respect any Benefit Plan except as may be required by applicable Law or pursuant to a Contract in effect and previously disclosed as of the date hereof;

(ii)

(A) redeemed, repurchased, or otherwise reacquired any Equity Securities, (B) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any Equity Securities or (C) liquidated, dissolved or effected any reorganization or recapitalization;

(iii)

(A) acquired or agreed to acquire, or merged or consolidated with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquired or agreed to acquire any assets of any other Person (other than purchases of property in the Ordinary Course of Business), (B) entered into any joint venture, partnership or other similar arrangement, or (C) made or committed to make any investments in or with any Person other than short-term liquid investments;

(iv)

sold, leased, exchanged, mortgaged, pledged, transferred or otherwise encumbered or disposed of, or agreed to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of the Assets with a book value in excess of $10,000, except for the disposition of obsolete or damaged Assets in the Ordinary Course of Business, or transferred or licensed to any Person any material rights in or to Company IP other than grants of rights to customers of the Acquired Entities in the Ordinary Course of Business;

(v)	created or incurred any Liens on any of the Assets (except for Permitted Liens) or, without duplication of the foregoing, Equity Securities in any Acquired Entity;

(vi)	incurred, assumed or guaranteed any Indebtedness, except in the Ordinary Course of Business with respect to revolving credit facilities;

(vii)

entered into, amended or modified in any material respect or terminated any Material Contract (other than an automatic termination or expiration thereof pursuant to the terms of such applicable Material Contract);

(viii)	adopted any amendments or modifications to its Governing Documents;

(ix)	made any material change in any of its methods of accounting or in any accounting policy, except as may be required by Law, or made any material reclassification of its assets or liabilities;

(x)	made, or agreed to make, any capital expenditures, capital additions or capital improvements in excess of $50,000;

(xi)

made, changed or revoked any material Tax election, entered into any closing agreement with respect to any Tax, settled any Tax claim or any assessment or surrendered any right to claim a Tax refund, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, made or requested any Tax ruling, entered into any Tax sharing or similar agreement or arrangement (other than any such agreement or arrangement that does not principally relate to Taxes), or amended any material Tax Return;

(xii)

paid, discharged or satisfied any Liabilities in excess of $50,000 individually, or waived, released, granted or transferred any rights of material value, in each case, other than in the Ordinary Course of Business;

(xiii)	settled or compromised any Claim in excess of $50,000;

(xiv)

accelerated the collection of receivables, delayed the payment of payables, otherwise managed its working capital except in the Ordinary Course of Business, or modified its billing practices in any material respect except as required by Law;

(xv)	entered into, amended or modified any Contract with a Related Person;

(xvi)	adopted a plan of complete or partial liquidation, dissolution or other reorganization, made any assignment for the benefit of creditors or voluntarily entered into any bankruptcy proceeding; or

(xvii)

introduced any change in the types, nature, composition or quality of products or services offered by any Acquired Entity, or made any change in product specifications or prices or terms of distribution of such products, in each case, other than in the Ordinary Course of Business.

3.28 Customers.

(a) Schedule 3.28(a) contains a true, correct and complete list of the 20 largest customers of the Acquired Entities, taken together, by dollar volume paid for each of the 2020 and 2021 calendar years and the year-to-date period ending June 30, 2022 (each a “Material Customer”).

(b) To the Acquired Entities’ Knowledge, no Material Customer as of the date hereof intends to cancel or otherwise adversely modify its relationship with any Acquired Entity, and no Acquired Entity has received any written notice of any threat or intention to do so. No Material Customer has adversely modified, canceled or otherwise terminated, or, to the Acquired Entities’ Knowledge, threatened to adversely modify, cancel or otherwise terminate, its relationship with any Acquired Entity during the immediately preceding twelve (12) months (in each instance, except as contemplated by the terms of such Contracts between such Acquired Entity and any such Material Customer and except for expirations of Contracts in accordance with their respective terms). No Acquired Entity is currently involved in any material dispute with any Material Customer and, to the Knowledge of the Acquired Entities, no basis for any such material dispute exists.

3.29 Vendors.

(a) Schedule 3.29(a) contains a true, correct and complete list, by dollar volume paid, for each of the 2020 and 2021 calendar years and the year-to-date period ending June 30, 2022, of the 20 largest vendors of and subcontractors to the Acquired Entities, taken together (each, a “Material Vendor”), together with the corresponding amount paid or owed to each such vendor or subcontractor with respect to such period.

(b) No Material Vendor has adversely modified, canceled or otherwise terminated, or threatened to adversely modify, cancel or otherwise terminate, its relationship with any Acquired Entity during the immediately preceding twelve (12) months (in each instance, except as contemplated by the terms of such Contracts between such Acquired Entity and any such Material Vendor and except for completions or expirations of Contracts in accordance with their terms). No Acquired Entity is currently involved in any material dispute with any Material Vendor and, to the Knowledge of the Acquired Entities, no basis for any such material dispute exists.

3.30 Bank Accounts. Schedule 3.30 contains a list of (a) all banks or other financial institutions with which any Acquired Entity has an account or maintains a lock box or safe deposit box, showing the type and account number of each such account, lock box and safe deposit box and (b) the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

3.31 No Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ACQUIRED ENTITIES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING

SELLERS AND THE CLASS B SELLERS

Each Seller and each Class B Seller represents and warrants to Purchaser, solely with respect to itself (but jointly and severally with respect to Section 4.2), that the statements contained in this Article 4 are true, correct, and complete as of the date hereof:

4.1 Authorization; Binding Agreement. Such Person, if an entity, is duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization. Such Person, if an individual, has the legal capacity to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder and to consummate the Transactions. Such Person, if an entity, has full corporate, limited liability, partnership or other organizational power and authority to enter into this Agreement and the other Transaction Documents to which such Person is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. If such Person is an entity, the execution and delivery by such Person of this Agreement and any other Transaction Document to which such Person is or will become a party, the performance by such Person of its obligations hereunder and thereunder and the consummation by such Person of the Transactions have been duly authorized by all requisite limited liability company or other action on the part of such Person. This Agreement has been duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, subject to the Enforceability Exceptions. When each other Transaction Document to which such Person is or will be a party has been duly executed and delivered by such Person (assuming due authorization, execution and delivery by each other parties thereto), such Transaction Document will constitute a legal and binding obligation of such Person enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles (the “Enforceability Exceptions”).

4.2 The Acquired Interests. Sellers and the Class B Sellers own all of the Acquired Interests free and clear of all Liens (other than restrictions arising under applicable federal or state securities Laws or set forth in the Governing Documents of the Acquired Entities). Upon delivery of the Acquired Interests to Purchaser on the Closing Date in accordance with this Agreement and upon delivery of the Closing Payment pursuant to Section 2.2(e), good, valid, and marketable title to such Acquired Interests will pass to Purchaser, free and clear of all Liens (other than restrictions on transfer applicable to such Equity Securities under applicable state or federal securities laws or set forth in the Governing Documents of the Acquired Entities). No Seller or Class B Seller is a party to any option, warrant, purchase right, or other Contract or commitment that could require such Person to sell, transfer, or otherwise dispose of any Equity Securities in any Acquired Entity (other than this Agreement). Such Person is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Securities.

4.3 No Conflict. Except as set forth on Schedule 4.3, the execution and delivery by such Person of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the Transactions by such Person, do not and will not (a) require a notice, consent or waiver under or violate or conflict with the Governing Documents of such Person if it is not a natural person, (b) require a notice, consent or waiver under or violate or conflict with or require any notice, consent or waiver under or pursuant to any Law or Order to which such Person is subject or by which any assets of such Person may be bound, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, require a notice pursuant to, or give rise to any right of termination, modification, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Person is a party or by which any assets of such Person may be bound, (d) result in or require, with or without giving notice or the lapse of time or both, the imposition of a Lien on such Person or any Equity Securities of an Acquired Entity held by such Person or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person; except in the case of clauses (c) and (d), for such matters as would not, individually or in the aggregate, be reasonably likely to have a material adverse impact on the Acquired Entities, taken as a whole.

4.4 Brokers. Except as set forth on Schedule 4.4, such Person has no Liability or obligation to pay any fees or commissions to any broker, finder, investment banker agent or other Person with respect to the Transactions.

4.5 Related Party Transactions. Except as set forth on Schedule 4.5, with respect to each Seller and Class B Seller, as applicable, no such Person or any of its directors, managers, officers, stockholders, members, or other equityholders owns any interest in, or serves as an officer, manager, director or employee of, any competitor of the Business, except for ownership of securities having no more than one percent (1%) of the outstanding voting power of any such competing business that are listed on any national securities exchange.

4.6 Legal Proceedings. There is no Claim or Order or, to such Person’s Knowledge, investigation of any nature, pending, rendered, or, to such Person’s Knowledge, threatened in writing, against such Person that reasonably would be expected to adversely affect such Person’s ability to consummate the Transactions. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Claim, Order or investigation.

4.7 Certain Investment Representations. The Equity Purchase Price to be received by Sellers hereunder is being acquired solely for investment for each Seller’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof in violation of applicable Law, and no Seller has any present intention of selling, granting a participation in, or otherwise distributing the same in violation of applicable Law. Sellers understand that the Equity Purchase Price has not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Seller’s representations as expressed herein. Each Seller understands that the Equity Purchase Price constitutes “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, each Seller must hold such shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Seller understands that no public market now exists for the Equity Purchase Price, and that Purchaser has made no assurances that a public market will ever exist for such shares. Each Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.8 No Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, NEITHER SELLERS NOR THE CLASS B SELLERS MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLERS, THE CLASS B SELLERS, THE ACQUIRED INTERESTS OR OTHERWISE WITH RESPECT TO THE ACQUIRED ENTITIES, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers that the statements contained in this Article 5 are true, correct, and complete as of the date hereof:

5.1 Organization. Purchaser is a corporation duly formed, validly existing, and in good standing under the Laws of its jurisdiction of formation and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not be materially adverse to the ability of Purchaser to consummate the Transactions in accordance with the terms hereof. The copies of all Governing Documents of Purchaser, as amended to date, have been made available to Sellers, are complete and correct, and no amendments thereto are pending.

5.2 Necessary Authority. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly authorized, executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms and conditions, except to the extent enforceability may be limited by the Enforceability Exceptions.

5.3 No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions do not and will not (a) violate the Governing Documents of Purchaser, (b) except as set forth on Schedule 5.3, require Purchaser to obtain the consent or approval of, or make any filing with, any Person or public authority, (c) violate any Law, or (d) constitute or result in the breach of any provision of, or constitute a default under, any Contract to which Purchaser is a party or by which its assets are bound.

5.4 Capitalization. Schedule 5.4 sets forth the authorized, and the issued and outstanding, Equity Securities of Purchaser. All of Equity Securities of Purchaser are duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of any preemptive rights, rights of first refusal or first offer, any Contract, or other restriction, and were issued under and in accordance with the Governing Documents of Purchaser and in compliance with applicable federal and state Laws. Except as set forth on Schedule 5.4, there are no Contracts to which Purchaser or any other Person is a party with respect to registration rights or the voting of any Equity Securities in Purchaser or that restrict the transfer of any such interest. There are no outstanding contractual obligations of Purchaser to issue, award or sell, or repurchase, redeem, or otherwise acquire, any Equity Securities.

5.5 Valid Issuance. The Equity Purchase Price, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free and clear of all Liens (other than restrictions arising under applicable federal or state securities Laws or Purchaser’s Governing Documents, including, for the avoidance of doubt, the Innovex Stockholders Agreement).

5.6 Litigation. There are no actions, suits, Orders, Claims or other proceedings (including any arbitration proceedings) or, to the Knowledge of Purchaser, investigations pending or, to the Knowledge of Purchaser, threatened against Purchaser, or pending or threatened by Purchaser against any third party, at law or in equity, or before or by any Governmental Authority that seek to enjoin or obtain damages in respect of the consummation of the Transactions or that question the validity of this Agreement, the Transaction Documents or any action taken or to be taken by Purchaser in connection with the consummation of the Transactions.

5.7 Purchaser Financial Information. Purchaser has delivered to Sellers true, correct and complete copies of (a) the audited balance sheet, statement of income, and statement of retained earnings and cash flows of Purchaser as of and for the years ended December 31, 2020 and December 31, 2021 (including any related notes and schedules) and (b) the unaudited balance sheet and statement of income of Purchaser as of and for the year-to-date period ended June 30, 2022 (the items contemplated by clauses (a) and (b) of this sentence, collectively, “Purchaser Financial Statements”). The Purchaser Financial Statements (i) have been prepared from, and are in accordance with, the books and records of Purchaser, which books and records have been maintained in good faith, and (ii) fairly present in all material respects the financial condition, the results of the operations and changes of Purchaser as of the dates thereof and for the periods covered thereby. The Purchaser Financial Statements have been prepared in accordance with the accounting methodologies, policies, practices and procedures as consistently applied by Purchaser during the periods covered by the Purchaser Financial Statements. Since December 31, 2020, there has been no material change in any of the accounting (or Tax accounting) policies, practices or procedures of Purchaser.

5.8 Indebtedness. Except as set forth on Schedule 5.8, Purchaser has no Indebtedness as of June 30, 2022.

5.9 Brokers. No broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the Transactions based upon arrangements made by or on behalf of Purchaser that, in any instance, could become a Liability of any Seller.

5.10 Investment Intent. Purchaser is acquiring the Acquired Interests for its own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Securities Act.

5.11 Availability of Funds. Purchaser has sufficient cash or existing available borrowing capacity under committed borrowing facilities in immediately available funds to enable Purchaser to timely perform its obligations hereunder, including to (a) pay in full all amounts payable by Purchaser pursuant to Section 2.2(e), and (b) pay in full all fees, costs and expenses payable by Purchaser in connection with this Agreement and the consummation of the Transactions.

5.12 Independent Investigation; No Reliance. In connection with its decision to enter into this Agreement and consummate the Transactions, Purchaser and/or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Acquired Entities as desired by Purchaser. Such decisions were made by Purchaser entirely on the basis of Purchaser’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Acquired Entities, as well as those representations and warranties by Sellers and each Class B Seller, as applicable, specifically and expressly set forth in Article 3 and Article 4 and not in reliance upon any other representation or warranty or omission by, or information from, Sellers, the Class B Sellers, the Acquired Entities or any of their respective Affiliates, directors, managers, officers, employees, representatives or advisors, express or implied. Purchaser has been afforded full access to the books and records, facilities and personnel of the Acquired Entities for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Acquired Entities to its satisfaction. Purchaser acknowledges and agrees that the Acquired Entities, Sellers, and the Class B Sellers expressly disclaim all representations and warranties other than the representations and warranties by Sellers and the Class B Sellers, as applicable, specifically and expressly set forth in Article 3 and Article 4 and, except to the extent expressly set forth in Article 3 and Article 4, Purchaser is acquiring the Acquired Interests on an “AS IS, WHERE IS” basis.

5.13 No Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 5, PURCHASER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF PURCHASER, ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1 Further Action; Efforts; Cooperation.

(a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 7).

(b) Purchaser and each Seller will each keep confidential and not directly or indirectly reveal, report, publish or disclose the terms and conditions of this Agreement (other than to their respective Representatives under a duty of confidentiality), including the amount of the Purchase Price, without the prior written consent of Purchaser and Seller Representative, as applicable, except to the extent required by (i) applicable Law or (ii) rules of any securities exchange on which securities in any Purchaser or its Affiliates are listed. Notwithstanding the foregoing, (1) Purchaser and its Affiliates may make disclosures of such information to its limited partners, owners, co-investors, and prospective investors or debt or equity financing sources; provided that if such limited partners, owners, co-investors, and prospective investors or financing sources are receiving such information, such receiving Person shall be subject to confidentiality provisions at least as restrictive as the confidentiality obligations contained herein, and (2) Vault and its Affiliates (including Pelican Energy Partners II LP) or related investment advisers may make disclosures regarding the terms of its investment in the Acquired Entities or the performance of such investments (including details about investment returns and the names of the Acquired Entities); provided, such disclosure is (A) made to its Affiliates or its or their respective directors, officers, managers, employees, limited partners or other business associates, investors or prospective investors or as otherwise required under the Governing Documents of any collective investment vehicles sponsored or managed by Vault or its Affiliates (including Pelican Energy Partners II LP) or related investment advisers, or (B) customarily made as investment track record data in connection with the offering of equity interests in any collective investment vehicle sponsored or managed by Vault or its Affiliates (including Pelican Energy Partners II LP) or related investment advisers.

6.2 Tax Matters.

(a) Tax Indemnification. Each Seller shall (on a joint and several basis) pay or cause to be paid to Purchaser, and shall indemnify Purchaser and its Affiliates and hold them harmless from and against, without duplication (including any such Taxes or amounts that have otherwise been paid or reimbursed pursuant to Article 7) (i) any Taxes imposed by any applicable Law on Sellers, (ii) any Taxes (or the non-payment thereof) of or imposed on any Acquired Entity for any Pre-Closing Period (in the case of any Straddle Period, determined in the manner set forth in Section 6.2(c)); (iii) any Taxes allocated to Sellers pursuant to Section 6.2(f); (iv) any Taxes arising out of or resulting from any breach by Sellers of any covenant or obligation applicable to Sellers contained in this Agreement; (v) any Taxes attributable to any breach or inaccuracy in any representation or warranty made in Section 3.15; (vi) any payroll Taxes with respect to a Pre-Closing Period that, as of immediately prior to the Closing, have been deferred by the Acquired Entities pursuant to the CARES Act or any other corresponding or similar provision of other applicable Tax Law in connection with COVID-19; (vii) all Taxes of any Affiliated Group of which any Acquired Entity (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local Law; (viii) all Taxes of any other Person (other than an Acquired Entity) for which any Acquired Entity is or has been liable as a transferee or successor, by contract (other than any such contract that does not principally relate to Taxes) or otherwise, which Taxes result from an event or transaction occurring prior to the Closing, and (ix) the reasonable out-of-pocket fees and expenses attributable to any item described in clauses (i) to (viii); provided, however, no Seller shall be responsible for any such Taxes (y) unless and to the extent such Taxes exceed the amount of such Taxes, if any, included in the finally determined Actual Indebtedness or Actual Company Expenses, or (z) arising out of or resulting from any breach by Purchaser of any covenant or obligation applicable to Purchaser contained in this Agreement (the indemnity obligations described in this Section 6.2(a), the “Tax Indemnification Obligations”).

(b) Tax Returns.

(i)

Seller Representative shall prepare or cause to be prepared and timely file (taking into account any applicable extensions) or cause to be timely filed (taking into account any applicable extensions) any Flow-Through Tax Return that is required to be filed under applicable Law after the Closing Date; provided, however, that Seller Representative shall provide drafts of each such Tax Return to Purchaser for Purchaser’s review and reasonable comment at least thirty (30) days prior to the due date for filing such Tax Return (including any extension thereof). Seller Representative will provide Purchaser a copy of all such Tax Returns when they are filed. Seller Representative shall consider all reasonable comments proposed in writing by Purchaser at least fifteen (15) days prior to the due date for filing such Tax Return. All such Tax Returns shall be prepared in a manner consistent with past practice of the Acquired Entities, except as otherwise required by applicable Law.

(ii)

Except for any Tax Return required to be prepared by Seller Representative pursuant to Section 6.2(b)(i), Purchaser shall prepare or cause to be prepared and timely file (taking into account any applicable extensions) or cause to be timely filed (taking into account any applicable extensions) all Tax Returns of the Acquired Entities that are required to be filed under applicable

Law after the Closing Date for any Pre-Closing Period or Straddle Period (each, a “Pre-Closing Period Tax Return”). Any such Pre-Closing Period Tax Return shall be prepared in a manner consistent with the past practice of the Acquired Entities, except as otherwise required by applicable Law. Purchaser shall provide drafts of each such Pre-Closing Period Tax Return to Seller Representative for Seller Representative’s review and reasonable comment at least thirty (30) days prior to the due date for filing such Pre-Closing Period Tax Return (including any extension thereof) or, if such Pre-Closing Period Tax Return is required to be filed within sixty (60) days after the Closing Date, reasonably in advance of (and as close as reasonably practicable to at least thirty (30) days prior to) the due date for the filing thereof. Purchaser shall consider all reasonable comments proposed in writing by Seller Representative at least fifteen (15) days prior to the due date for filing such Pre-Closing Period Tax Return (including any extension thereof) or, if such Pre-Closing Period Tax Return is required to be filed within sixty (60) days after the Closing Date and is not provided to Seller Representative at least thirty (30) days prior to the due date for filing thereof, no later than at least two (2) days (and as close as reasonably practicable to at least fifteen (15) days) prior to the due date for the filing thereof. Within five (5) days following the later of any written demand by Purchaser for payment or the due date (taking into account any applicable extensions) of an applicable Pre-Closing Period Tax Return, Sellers shall pay to an account designated by Purchaser an amount equal to the Taxes shown as due on an applicable Pre-Closing Period Tax Return for which Sellers are responsible under Section 6.2(a).

(c) Straddle Periods. Any Taxes for a Straddle Period shall be apportioned to the Pre-Closing Period based, in the case of real and personal property or similar ad valorem Taxes, on a per diem basis and, in the case of other Taxes (including income Taxes and sales Taxes), on the actual activities, taxable income or taxable loss of the Acquired Entities or any of their Subsidiaries based on a closing of the books as of the close of business on the Closing Date. Notwithstanding the foregoing, any Transaction Tax Deductions arising in a Straddle Period shall be allocated to the Pre-Closing Period of such Straddle Period.

(d) Cooperation on Tax Matters.

(i)

Seller Representative and Purchaser agree to cooperate, and to cause their respective Affiliates to cooperate, as and to the extent reasonably requested by the other party, in connection with (A) the preparation and filing of any Tax Returns relating to any of the Acquired Entities, and (B) any examination, audit or other proceeding by a Taxing Authority with respect to any such Tax Return or any Taxes relating to any of the Acquired Entities. Such cooperation shall include access to and the provision of records and information that are reasonably relevant to the preparation and filing of any such Tax Returns or any such examination, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)

Purchaser and Seller Representative further agree, upon request, to use Commercially Reasonable Efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Seller, the Acquired Entities or Purchaser (including with respect to the Transactions).

(e) Tax Contests. After the Closing, each of Purchaser and Seller Representative shall promptly notify the other in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim, of which such party has been informed in writing by any Taxing Authority, on any Acquired Entity for any Pre-Closing Period or Straddle Period or for which any Seller may be required to provide indemnification pursuant to this Agreement. Such notice shall contain factual information (to the extent known to Seller Representative, Purchaser, or any Acquired Entity) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability. If Purchaser fails to give Seller Representative prompt notice of an asserted Tax liability as required by this Section 6.2(e), such failure to give notice shall not affect the rights of Purchaser and its Affiliates to indemnification pursuant to Section 6.2(a) except to the extent any Sellers are materially prejudiced thereby. Seller Representative shall have the sole right to control the conduct of any Tax audit or administrative or judicial proceeding (a “Tax Contest”) of any Acquired Entity solely covering any taxable period ending on or before the Closing Date, and Purchaser shall have the sole right to control the conduct of any other Tax Contest for which any Seller may be required to provide indemnification pursuant to this Agreement. With respect to any Tax Contest controlled by Purchaser pursuant to this Section 6.2(e), Purchaser shall (i) keep Seller Representative reasonably informed regarding the progress and substantive aspects of such Tax Contest, (ii) with respect to any Tax items in such Tax Contest for which any Seller may be required to provide indemnification pursuant to this Agreement, allow Seller Representative to participate in the defense of such Tax Contest, including, to the extent the circumstances allow, having an opportunity to review any written materials prepared in connection with such Tax Contest and the right to attend any conferences relating thereto, and (iii) not have the right to compromise or settle any such Tax Contest without the prior written consent of Seller Representative, which such consent shall not be unreasonably withheld, conditioned, or delayed. With respect to any Tax Contest controlled by Seller Representative pursuant to this Section 6.2(e), Seller Representative shall (x) keep Purchaser reasonably informed regarding the progress and substantive aspects of such Tax Contest, (y) allow Purchaser (at its sole cost and expense) to participate in the defense of such Tax Contest, including, to the extent the circumstances allow, having an opportunity to review any written materials prepared in connection with such Tax Contest and the right to attend any conferences relating thereto, and (z) not have the right to compromise or settle any such Tax Contest without the prior written consent of Purchaser, which such consent shall not be unreasonably withheld, conditioned, or delayed. This Section 6.2(e) and not Section 7.3(d) shall govern all Tax Contests.

(f) Transfer Taxes. All Transfer Taxes, if any, incurred in connection with this Agreement and the Transactions shall be borne 50% by Purchaser, on the one hand, and 50% by Sellers, on the other hand. Purchaser and Seller Representative shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes. Seller Representative and Purchaser shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of such Tax laws. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, value added, sales, use, registration and other similar Taxes (including all applicable real estate transfer Taxes).

(g) Certain Post-Closing Actions. Purchaser shall not, and shall not cause or permit any of its Affiliates or any Acquired Entity to, (i) amend, supplement, modify, or re-file any Tax Return of any Acquired Entity that covers a Pre-Closing Period, (ii) grant an extension of or waive any applicable statute of limitations with respect to any Tax Return of any Acquired Entity that covers a Pre-Closing Period, (iii) make or change any Tax election that has retroactive effect to any Pre-Closing Period with respect to any Acquired Entity, or (iv) file any voluntary disclosure agreement, participate in any arrangement similar to a voluntary disclosure agreement, or voluntarily approach any Taxing Authority regarding any failure to pay Taxes or file Tax Returns of any Acquired Entity for any Pre-Closing Period, in each case, without the prior written consent of Seller Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

(h) Refunds. The amount of any refund (whether in cash or as a credit against or offset to any Tax) of any Tax of any Acquired Entity attributable to any Pre-Closing Period that is received by Purchaser, any Affiliate, or any Acquired Entity shall be for the account of Sellers, except if and to the extent such refund of Taxes is taken into account in the finally determined Actual Net Working Capital. Any such refund (including any interest received thereon) shall be paid by Purchaser to Seller Representative within five (5) days after any such refund is received, credited or applied as an offset, as the case may be, net of any third-party costs and expenses incurred by Purchaser in obtaining such refund.

(i) Transaction Tax Deductions. Notwithstanding anything contained in this Agreement to the contrary, Transaction Tax Deductions shall be deducted in a Pre-Closing Period to the maximum extent permitted by applicable Law.

(j) Conflict and Application of Certain Provisions in Article 7. In the event of conflict between any of the provisions of this Section 6.2 and any other provisions of this Agreement, the provisions of this Section 6.2 shall control; provided, however, notwithstanding the foregoing or anything else contained in this Agreement to the contrary, the indemnification obligations set forth in Section 6.2(a) shall be subject to the procedures set forth in Sections 7.3(a), 7.3(b), and 7.3(c), mutatis mutandis, and the provisions set forth in Section 7.4(b) through Section 7.4(j), mutatis mutandis.

(k) Tax Treatment. The Parties intend and agree that the sale and purchase of (a) the Acquired Interests be treated for U.S. federal and applicable state and local income tax purposes in a manner consistent with the holding of IRS Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2, as (i) with respect to Purchaser, as if the Company distributed all of its assets (subject to its liabilities) to Sellers and Class B Sellers in liquidation of their respective Acquired Interests, immediately followed by the purchase by Purchaser of all of the distributed Company assets (subject to the Company’s liabilities) from Sellers and Class B Sellers and (ii) with respect to Sellers and the Class B Sellers, as if they sold their respective Acquired Interests to Purchaser. The parties shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with the foregoing treatment and not take any position for Tax purposes inconsistent with the foregoing treatment, in each case, except as required by applicable Law. Notwithstanding the foregoing treatment set forth in this Section 6.2(k) or anything contained in this Agreement to the contrary, to the extent that the Company does not have in effect an election under Section 754 of the Code for the taxable year of the Company that ends on the Closing Date (a “Section 754 Election”), the Company shall make a Section 754 Election.

(l) Push-Out Election. For any taxable period of the Company ending on or prior to the Closing Date, Sellers shall cause the Company’s partnership representative (as defined in Section 6223(a) of the Code) to timely make the election set forth in Section 6226 of the Code (or similar state law), to apply such election to all imputed underpayments of the Company for such taxable period as the reviewed year as defined in Treasury Regulations Section 301.6241-1(a)(8), and to fully comply with all reporting and filing requirements set forth in Treasury Regulations Section 301.6226-2 (or similar state law), and each member of the Company during any such taxable period shall take any partnership adjustment of the Company into account in accordance with Sections 6226(b) and 6226(c) of the Code (or similar state law) regardless of whether the statement described in Section 6226(a)(2) of the Code is actually issued.

6.3 Employee Matters.

(a) Purchaser shall, subject to the receipt of any required approvals of any applicable insurer or third party plan administrator, recognize, for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals), the service of those individuals employed by any Acquired Entity as of the Closing Date (the “Continuing Employees”) with such Acquired Entity prior to the Closing Date as service with Purchaser or its Affiliates in connection with any tax-qualified retirement or welfare benefit plans and policies maintained by Purchaser or its Affiliates (with such tax-qualified retirement or welfare benefit plans or policies not to include any defined-benefit pension plans or any welfare benefit plans or policies the primary purpose of which is to provide health care benefits after termination of employment and beyond), to the extent that such plans and policies are made available following the Closing Date by Purchaser or one of its Affiliates to Continuing Employees, provided, however, that such service will not be recognized to the extent it would result in a duplication of benefits to any Continuing Employee, and provided, further, that no service will be recognized to the extent that it would provide any Continuing Employee any benefits (including, for these purposes, years of service for purposes of any eligibility or vesting provisions) under any severance or retiree welfare plan of Purchaser.

(b) Unless otherwise requested by Purchaser in writing, Sellers shall take or cause to be taken all actions necessary or appropriate to withdraw each Acquired Entity as a participating employer in the Insperity Plans, with such withdrawal effective as of the date immediately prior to the Closing Date or as soon as possible thereafter as permitted by the Insperity Plans, and, prior to and conditioned upon such withdrawal as participating employer, fully vest any and all unvested amounts of the accounts of all Company Employees who are participants at the time of such withdrawal.

(c) Unless otherwise requested by Purchaser in writing, Sellers agree to take or cause to be taken all actions necessary or appropriate to cause each Acquired Entity to terminate its service agreements with Insperity and the participation of Company Employees in the Insperity Plans, effective as of the Closing Date or as soon as possible thereafter as permitted by Insperity and the Insperity Plans.

(d) Without limiting the generality of Section 8.14, nothing in this Section 6.3, express or implied, is intended to or shall confer upon any former or current employee or other service provider of any Acquired Entity or any beneficiary or dependent thereof any right, benefit or remedy of any nature whatsoever, or to limit the right of any of the Acquired Entities and Purchaser to modify, amend or terminate any Benefit Plan in accordance with its terms, nor shall anything in this Section 6.3 constitute or be construed as an adoption of or amendment to any Benefit Plan or any other plan, agreement, arrangement, program or policy covering employees of any of the Acquired Entities.

6.4 Preservation of Books and Records. In order to facilitate the resolution of any Claims made against or incurred by any Seller prior to the Closing, for a period of six (6) years after the Closing, Purchaser will cause the Acquired Entities to make available to Sellers, for any proper purpose, any and all material books and records of the Acquired Entities existing on the Closing Date and in possession of the Acquired Companies; provided, that such access will be upon reasonable prior notice, during normal business hours, at the applicable Seller’s expense and conducted in a manner so as not to unreasonably interfere with the Acquired Entities’ business. Purchaser will cause the Acquired Entities to hold all such books and records for a period of six (6) years from the Closing Date unless, at least sixty (60) days prior to disposing of the same, Purchaser offers in writing to surrender them to Sellers. Notwithstanding the foregoing, Purchaser shall not be obligated to provide Sellers with access to any books and records (including personnel files) pursuant to this Section 6.4 where such access would violate any Law.

6.5 Transfer of Title. Each Seller shall use its best efforts to cause Baker Hughes to transfer title, free and clear of all Liens, to the following spooling trailers to Purchaser within ninety (90) days following the Closing Date: (a) 1P9GS2124F0592005 Proformance 2015 Spooling Trailer 2164LK (Oklahoma) No Number SP39; (b) 1P9GS2122F0592004 Proformance 2015 Spooling Trailer 2166LK (Oklahoma) No Number SP27; (c) 1P9GS2126F0592006 Proformance 2015 Spooling Trailer 2163LK (Oklahoma) No Number SP29.

6.6 WARN. If Purchaser takes, or cause an Acquired Entity to take, any action within one hundred eighty (180) days after the Closing Date that independently could be construed as a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, or any similar state, local or foreign “mass layoff” or “plant closing” Law, Purchaser shall be solely responsible for providing any notice required by the WARN Act, or any similar state, local or foreign “mass layoff” or “plant closing” Law, and for making payments, if any, and paying all penalties and costs, if any, which may result from any failure to provide such notice.

6.7 Excluded Accounts Receivable. After the determination of Actual Net Working Capital, until the date that is one year following the Closing Date, Purchaser will cause the Acquired Entities to remit to the account(s) designated in writing by Seller Representative all Excluded Accounts Receivable collected by the Acquired Entities within fifteen (15) Business Days following receipt thereof. Except for any portion of any payments made pursuant to this Section 6.7 required to be treated as imputed interest for U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable) or as otherwise required by applicable Tax Law, any payments made pursuant to this Section 6.7 shall be treated as additional purchase price for U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable).

ARTICLE 7

INDEMNIFICATION

7.1 Survival of Representations, Warranties, and Covenants.

(a) The representations and warranties of Sellers and Purchaser contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing until the date that is fifteen (15) months following the Closing Date; provided, however, that the representations and warranties contained in Section 3.19 (Environmental Matters) shall survive the Closing for four (4) years following the Closing Date; provided, further, that the Fundamental Representations shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (the expiration of such time period, the “Survival Date”); provided, however, that if, at any time prior to 11:59 p.m. (Central Time) on the Survival Date (if applicable) an Indemnity Claim Notice is delivered alleging Losses and a claim for recovery in accordance with Section 7.3(a), then the claim asserted in such Indemnity Claim Notice shall survive the Survival Date until such claim is fully and finally resolved. The covenants and agreements of the parties set forth in this Agreement to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms, and rights of a party set forth in this Agreement with respect to breaches thereof shall survive until the latest date permitted by Law.

(b) The respective representations and warranties of the parties contained in this Agreement, the Transaction Documents, or any other agreement, certificate, or document delivered by any party at the Closing and the rights to indemnification set forth in this Agreement shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a party.

7.2 Indemnification.

(a) From and after the Closing, subject to the limitations and other provisions of this Article 7, and except with respect to the Tax Indemnification Obligations, which shall be governed by Section 6.2, Sellers shall (on a joint and several basis) indemnify and hold harmless Purchaser and its respective officers, managers, directors, employees, Affiliates, members, partners, stockholders, and agents, and the successors to and assigns of the foregoing (and their respective officers, managers, directors, employees, Affiliates (excluding the Acquired Entities), members, partners, stockholders, agents, successors, and assigns) (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses that any Purchaser Indemnified Party incurs, suffers, or sustains, directly or indirectly, as a result of, with respect to, or in connection with, any of the following:

(i)	any breach, inaccuracy, or failure to be true and correct of any representation or warranty of a Seller contained in this Agreement;

(ii)	any breach by a Seller of any covenant, agreement or obligation applicable to any such Person contained in this Agreement;

(iii)	any Company Expenses to the extent not set forth in the Closing Payment Certificate (without duplication of any amount paid to Purchaser with respect to Company Expenses pursuant to Section 2.4); and

(iv)

any Closing Indebtedness to the extent not set forth in the Closing Payment Certificate (without duplication of any amount paid to Purchaser with respect to Closing Indebtedness pursuant to Section 2.4).

(b) From and after the Closing, subject to the provisions of this Article 7, Purchaser shall indemnify and hold harmless Sellers and, to the extent applicable, their respective officers, managers, directors, employees, Affiliates, members, partners, stockholders, and agents, and the successors to and assigns of the foregoing (and their respective officers, managers, directors, employees, Affiliates, members, partners, stockholders, agents and successors and assigns) from and against any and all Losses that any of such Persons incur, suffer or sustain, directly or indirectly, as a result of, with respect to, or in connection with, any of the following:

(i)	any breach, inaccuracy, or failure to be true and correct of any representation or warranty of Purchaser contained in this Agreement; and

(ii)	any breach by Purchaser of any covenant, agreement or obligation applicable to Purchaser contained in this Agreement.

7.3 Indemnification Claims.

(a) Claims for Indemnification. In order to seek indemnification under Section 7.2, the party claiming indemnification (the “Indemnified Party”) shall deliver an Indemnity Claim Notice to the party from whom the indemnification is sought (the “Indemnifying Party”) promptly after discovering such claim (provided that the failure to provide such notice promptly shall not affect the rights of the Indemnified Parties to indemnification pursuant to this Article 7 except to the extent that the Indemnifying Party shall have been materially prejudiced thereby) at any time on or before 11:59 p.m. (Central Time) on the applicable Survival Date.

(b) Objections to Claims for Indemnification. An Indemnifying Party shall have thirty (30) days to object to the claim made in the Indemnity Claim Notice by delivering a written statement (an “Objection Notice”) to the Indemnified Party prior to 11:59 p.m. (Central Time) on the thirtieth (30th) day after the Indemnifying Party’s receipt of the Indemnity Claim Notice. If the Indemnifying Party does not deliver an Objection Notice to the Indemnified Party within thirty (30) days after its receipt of the Indemnity Claim Notice, the claim specified in such Indemnity Claim Notice shall be conclusively deemed a Loss subject to indemnification hereunder. Any claims for Losses specified in an Indemnity Claim Notice to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Indemnity Claim Notice or a claim for Losses that has been settled with the consent of the Indemnifying Party as described in Section 7.3(c) are hereinafter referred to, collectively, as “Agreed Claims.”

(c) Resolution of Conflicts.

(i)

If the Indemnifying Party delivers an Objection Notice in response to an Indemnity Claim Notice in accordance with Section 7.3(b), Seller Representative and Purchaser shall attempt to agree upon the rights of the respective parties with respect to each claim included in such Indemnity Claim Notice. With respect to all Agreed Claims as to which one or more Sellers is the Indemnifying Party, such Agreed Claim shall be first satisfied by the forfeiture of an aggregate amount of Purchaser Common Stock held by Sellers (on a pro rata basis with respect to any Losses for which Sellers are jointly and severally liable, and on a several basis with respect to any Losses for which Sellers are severally obligated, and pro rata from any Person that has received, directly or indirectly, such Purchaser Common Stock from such Seller) equal to the absolute value difference between (i) the Equity Purchase Price issued to Sellers (or such Seller, as applicable) at the Closing and (ii) the shares of Purchaser Common Stock that would have been issued to Sellers (or such Seller, as applicable) at the Closing had the amount of such Losses suffered or incurred by Purchaser been a reduction to the value used to calculate the number of shares of Purchaser Common Stock comprising the

Equity Purchase Price. With respect to any additional Losses following the complete forfeiture of the Equity Purchase Price, Sellers shall pay or cause to be paid to or at the direction of the Indemnified Party, within ten (10) Business Days of the determination of the amount of any Agreed Claim, an amount equal to the remaining portion of any Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to Sellers not less than two (2) Business Days prior to such payment.

(ii)

With respect to all Agreed Claims as to which Purchaser is the Indemnifying Party, Purchaser shall pay or cause to be paid to or at the direction of the Indemnified Party, within ten (10) Business Days of the determination of the amount of any Agreed Claim, an amount equal to the amount of any Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to Purchaser not less than two (2) Business Days prior to such payment.

(iii)

At any time following delivery of an Objection Notice pursuant to Section 7.3(b) or in the event of any dispute arising pursuant to this Article 7, either Purchaser (on behalf of Purchaser and/or on behalf of the other Purchaser Indemnified Parties) or Seller Representative may pursue any and all legal or equitable remedies available to them under applicable Law to enforce a party’s indemnification obligations under this Article 7.

(d) Third-Party Claims. In the event any Indemnified Party becomes aware of a Claim by a third party (a “Third-Party Claim”) for which such Indemnified Party intends to seek indemnification pursuant to this Article 7, such Indemnified Party shall promptly provide written notification (a “Third-Party Claim Notice”) to the Indemnifying Party (which if the Indemnified Party is a Purchaser Indemnified Party, such Third-Party Claim Notice shall be sent to Seller Representative) of such claim specifying in reasonable detail the nature of such Third-Party Claim and the amount or estimated amount thereof, together with copies of all notices and documents (including court papers) served on or received by such Indemnified Party; provided, however, that the failure to promptly provide such notice shall not affect the rights of such Indemnified Parties to indemnification pursuant to this Article 7, except to the extent that the Indemnifying Party shall have been prejudiced thereby. The Indemnifying Party shall have the right, upon delivery of written notice to the Indemnifying Party within twenty (20) days after receipt of the Third-Party Claim Notice by the Indemnifying Party, to assume the entire control of the defense, compromise or settlement of such claim or demand (including the selection of counsel), subject to the right of the Indemnified Party to participate (with counsel of its choice, at the Indemnified Party’s sole expense); provided, however, that the Indemnifying Party shall not be entitled to control, and the Indemnified Party will be entitled to have sole control over, the defense, compromise or settlement of any Third-Party Claim (and the cost thereof and any Losses with respect to such Third-Party Claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) if (i) the Third-Party Claim involves a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party is a Purchaser Indemnified Party, the aggregate amount of the Third-Party Claim exceeds the maximum amount for which the Indemnified Party may recover from the Indemnifying Party pursuant to this Article 7 in light of the limitations on indemnification contained in this Article 7, (iii) the Third-Party Claim primarily seeks equitable relief against the Indemnified Party, (iv) the defense of such Third-Party Claim by the Indemnifying Party would reasonably be expected to adversely affect the Indemnified Party’s or an Acquired Entity’s relationship with any of its clients or suppliers party to any Material Contract, or (v) the Third-Party Claim presents a conflict of interest between the Indemnified Party and the Indemnifying Party and the Indemnified Party reasonably determines upon the advice of counsel that representation of both parties by the same counsel would be prohibited by applicable codes of professional conduct. An Indemnifying Party may not, without the prior written consent of the Indemnified Party (and such consent will not be unreasonably withheld, conditioned, or delayed), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder and with respect to which the defense thereof was assumed by the Indemnifying Party in accordance with the terms of this Agreement, unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates. If the Indemnified Party controls any Third-Party Claim or if the Indemnifying Party does not assume the defense within twenty (20) days after receipt of the Third-Party Claim Notice (or ceases in good faith to continue and prosecute the defense), then the Indemnified Party shall have the right to the entire control of the defense, compromise or settlement of such Third-Party Claim (including the selection of counsel), subject to the right of the Indemnifying Party to participate (with counsel of its choice, at the Indemnifying Party’s expense). In the event the Indemnified Party is in control of the prosecution or defense of a Third-Party Claim, the Indemnified Party shall not, except with the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, conditioned or delayed, consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third-Party Claim. The party hereto that is not conducting the defense shall provide the party conducting the defense and its counsel with reasonable access during normal business hours to such party’s records and personnel relating to any Third-Party Claim and shall otherwise reasonably cooperate with the party conducting the defense in the defense or settlement thereof. Notwithstanding anything to the contrary, the rights of an Indemnifying Party under this Section 7.3(d) with respect to a Third-Party Claim shall not apply if, pursuant to Section 7.3, direct recourse against Sellers is not available.

7.4 Other Indemnification Matters.

(a) An Indemnifying Party shall not have any liability under Section 7.2(a)(i) or Section 7.2(b)(i) hereof unless the aggregate amount of Losses to the Indemnified Party finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the Fundamental Representations, exceeds $400,000 (the “Threshold”) and, in such event, the Indemnifying Party shall be required to pay the entire amount of such Losses from the first dollar thereof. Sellers’ aggregate liability in respect of claims for indemnification pursuant to Section 7.2(a)(i) will not exceed $8,000,000; provided, however that the foregoing limitation shall not apply to claims for indemnification pursuant to Section 7.2(a)(i) in respect of the failure to be true and correct of the Fundamental Representations. Notwithstanding the foregoing, Sellers’ aggregate liability in respect of claims for indemnification pursuant to Section 7.2(a)(i) in respect of the failure to be true and correct of the Fundamental Representations shall not exceed the Purchase Price.

(b) No indemnification shall be payable to an Indemnified Party with respect to any claims asserted by such Indemnified Party after the applicable Survival Date.

(c) Each Indemnified Party shall be responsible for taking or causing to be taken Commercially Reasonable Efforts to mitigate its Losses upon and after becoming aware of any event that would reasonably be expected to give rise to Losses that may be indemnifiable under this Article 7.

(d) In no event shall a Purchaser Indemnified Party be entitled to indemnification pursuant to this Article 7 with respect to a specific Loss to the extent the amount of the item giving rise to such Loss is included in and accounted for in the calculation of Actual Net Working Capital, Actual Indebtedness, or Actual Company Expenses (it being understood and agreed, however, that Sellers shall be liable and shall indemnify the Purchaser Indemnified Parties for any Losses in excess of such specific item).

(e) An Indemnifying Party shall not be obligated to indemnify the Indemnified Party for a particular Loss to the extent such indemnification would result in the duplication of Losses arising from the matter giving rise thereto.

(f) The amount of any Losses payable by and Indemnifying Party under this Article 7 shall be net of: (i) amounts received by the Indemnified Party under its applicable insurance policies with respect to such Loss (determined after giving effect to any increase in premiums resulting therefrom and net of liabilities incurred by such Indemnified Party or any of its Affiliates as a result of such Claim and out-of-pocket costs of collecting such insurance proceeds), and (ii) any amounts received by the Indemnified Party from other sources. If an Indemnified Party receives any amounts under applicable insurance policies or from another source subsequent to its receipt of an indemnification payment by the Indemnifying Party, then such Indemnified Party shall, without duplication, promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party up to the amount received by the Indemnified Party; provided, however, that the aggregate amount of reimbursement payments to the Indemnifying Parties in respect of any such Loss shall not in any event exceed the aggregate indemnification payment received by the Indemnified Party from the Indemnifying Parties with respect to such Loss.

(g) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the Liability of any Person in respect of Losses resulting or arising from Fraud.

(h) For purposes of determining the breach, inaccuracy, or failure to be true and correct of any representation or warranty in Article 3 or Article 4 of this Agreement or calculating the amount of Losses arising out of or resulting from any such breach, inaccuracy, or failure to be true and correct, all references to materiality or Material Adverse Effect shall be disregarded (other than (i) any breach of any representation or warranty set forth in the second sentence of Section 3.13 and clauses (a) and (b) of Section 3.27, (ii) with respect to any reference to a Material Contract, or (iii) solely when determining whether a representation or warranty contained herein has been breached in connection with a Claim by Purchaser for Fraud by a Seller).

(i) No Seller may assert any right of indemnification under the Governing Documents of any Acquired Entity (or any successor entity thereto) for any Loss for which any Purchaser Indemnified Party is or seeks to be indemnified under this Agreement.

(j) No indemnification shall be payable to an Indemnified Party for any punitive or exemplary damages, except to the extent actually paid to a third party as a result of a Third-Party Claim.

7.5 Exclusive Remedy. Except as specifically set forth in this Agreement, indemnification pursuant to the provisions of Section 6.2(a) and this Article 7 shall provide the sole and exclusive remedy of the parties for the matters covered by Section 6.2(a) and this Article 7 and matters relating to any breach of representation, warranty, covenant or agreement contained in this Agreement, except for claims based upon fraud or intentional misrepresentation. This Article 7 will not affect any party’s right to specific performance provided in Section 8.2.

7.6 Tax Treatment. Unless otherwise required by applicable Law, all indemnification payments pursuant to Section 6.2(a) and this Article 7 will constitute adjustments to the purchase price for all Tax purposes, and no party will take any position inconsistent with such characterization.

ARTICLE 8

GENERAL PROVISIONS

8.1 Disclosure. All Exhibits and Schedules are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any section of the Schedules is not intended to imply that such amount, or higher or lower amounts or the item so included or other items, are or are not material, and no Person shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, item or matter not described herein or included in a section of the Schedules is or is not material for purposes of this Agreement or whether a Material Adverse Effect has, would or could occur. The Schedules and the information and disclosures contained therein do not constitute or imply, and shall not be construed as, (a) an admission of any liability or obligation of any Seller or any of its Affiliates, (b) a standard for what is or is not in the Ordinary Course of Business, or any other standard contrary to the standards contained in the Agreement, or (c) an expansion of the scope of effect of any of the representations, warranties and covenants set out in this Agreement. Disclosure of any information in the Schedules that is not strictly required under this Agreement has been made for informational purposes only.

8.2 Specific Performance; Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Relevant Courts, this being in addition to any other remedy to which they are entitled at Law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other Order, decree, ruling or judgment. The parties agree that all remedies hereunder are cumulative and not exclusive, and the enforcement of any right or remedy hereunder shall not be construed as an election of remedies.

8.3 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present, or future director, officer, employee, incorporator, manager, member, general or limited partner, shareholder, equityholder, controlling person, Affiliate, agent, attorney, or other representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, shareholder, equityholder, controlling person, Affiliate, agent, attorney, representative, successor, or permitted assign of any of the foregoing that is not party to this Agreement (each, a “Non-Recourse Party”), shall have any Liability for any obligations or liabilities of any party hereto under this Agreement or for any Claim or action based on, in respect of, or by reason of the Transactions or in respect of any written or oral representations made or alleged to be made in connection herewith (whether in tort, contract, or otherwise). Without limiting the rights of any party to this Agreement against any other party hereto, in no event shall Purchaser, any Seller, Seller Representative, any Acquired Entity, or any of their respective Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

8.4 Public Statements. Neither Sellers, on one hand, or Purchaser or its Affiliates, on the other hand, without the prior written approval the other party, which approval shall not be unreasonably withheld, conditioned or delayed, will make any press release or other public announcement concerning this Agreement or the Transactions, except to the extent required by Law, in which case such other party will be so advised as far in advance as possible and will be given an opportunity to comment on such release or announcement.

8.5 Expenses. Except as otherwise expressly set forth herein, each party shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement and the other Transaction Documents.

8.6 Amendment; Assignability. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of Purchaser and Seller Representative. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement (and the parties’ respective rights hereunder) may not be assigned by any party without the prior written consent of the other parties; provided, however, that Purchaser may (a) assign all or any portion of this Agreement to any Affiliate of Purchaser, provided that Purchaser will remain obligated for the payment of the Purchase Price and the performance of this Agreement and (b) may collaterally assign any or all of its rights and obligations hereunder to any provider of debt financing to it or any of its Affiliates.

8.7 Notices. All notices, demands and other communications pertaining to this Agreement (“Notices”) must be in writing addressed as follows:

(a) if to Sellers or to Seller Representative, to:

c/o Sam Veselka, Seller Representative

2050 W. Sam Houston Pkwy S. #1550

Houston, Texas 77042

E-Mail: sveselka@pep-lp.com

with a copy (which shall not constitute notice but shall be required for notice) to:

Reed Smith LLP

811 Main St., Suite 1700

Houston, Texas 77002

Attention: Efren Acosta

E-Mail: eacosta@reedsmith.com

(b) if to Purchaser or, following the Closing, the Acquired Entities:

Innovex Downhole Solutions, Inc.

4310 N. Sam Houston Parkway E.

Houston, Texas 77032

Attention:	Adam Anderson
Kendal Reed
E-Mail:	adam.anderson@innovex-inc.com
Kendal.reed@innovex-inc.com

with a copy (which shall not constitute notice but shall be required for notice) to:

Akin, Gump, Strauss, Hauer & Feld, LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention:	W. Robert Shearer
Matt Kapinos
E-Mail:	rshearer@akingump.com
mkapinos@akingump.com

Notices will be deemed given five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Notices delivered via email will be deemed given when actually received by the recipient. Notices delivered by personal service will be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

8.8 Waiver. Unless otherwise specifically agreed in writing to the contrary, (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same, (b) no waiver by any party of any default by any other will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

8.9 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which are incorporated by reference herein and deemed a part of this Agreement) and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof.

8.10 Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by facsimile or e-mail in PDF format, each of which will be as fully binding as an original document.

8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law, then such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal, or unenforceable provision.

8.12 Governing Law; Venue. This Agreement is to be construed and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of Law). Each party irrevocably agrees that any action, suit or proceeding arising out of or in connection with this Agreement may be brought in any state court located in Harris County, Texas or in the United States District Court for the Southern District of Texas (or in any court in which appeal from such courts may be taken) (the “Relevant Courts”), and each party hereby expressly and irrevocably submits to the jurisdiction of such courts and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding.

8.13 WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH THE TRANSACTIONS.

8.14 No Third-Party Beneficiaries. Except as provided in Article 7 and Section 8.3, and as otherwise explicitly provided herein, this Agreement will not confer any rights upon any Person other than the parties hereto and their respective permitted successors and assigns.

8.15 Seller Representative.

(a) Sellers hereby irrevocably nominate, constitute and appoint Sam Veselka as Seller Representative and the agent and true and lawful attorney-in-fact of Sellers, with full power of substitution, to act in the name, place and stead of Sellers for purposes of executing any documents and taking any actions that Seller Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement (“Seller Representative Matters”). Sam Veselka hereby accepts his appointment as Seller Representative.

(b) Each Seller grants to Seller Representative full authority to execute, deliver, acknowledge, certify and file on behalf of Sellers (in the name of any or all of Sellers or otherwise) any and all documents that Seller Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Seller Representative may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 8.15(a). Notwithstanding anything to the contrary contained in this Agreement or in any other Contract executed in connection with the Transactions, Purchaser shall be entitled to deal exclusively with Seller Representative on all Seller Representative Matters, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Seller Representative with respect to any Seller Representative Matters, and on any other action taken or purported to be taken on behalf of any Seller by Seller Representative with respect to any Seller Representative Matters, as fully binding upon such Seller.

(c) The power of attorney granted in Section 8.15(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by Seller Representative; and (iii) shall survive the death or incapacity of Seller Representative and the dissolution of any Seller.

(d) If Seller Representative shall be unable to fulfill his responsibilities as agent of Sellers, then Sellers shall (by affirmative vote of a majority of the Allocation Percentages of Sellers) within ten (10) days after such death or disability, appoint a successor agent for Sellers and, promptly thereafter, shall thereupon notify Purchaser of the identity of such successor. Any such successor shall become “Seller Representative” for purposes of this Agreement. If for any reason there is no Seller Representative at any time, all references herein to Seller Representative shall be deemed to refer to Sellers.

(e) All expenses incurred by Seller Representative in connection with the performance of his duties as Seller Representative shall be borne and paid exclusively by Sellers. All of the indemnities, immunities and powers granted to Seller Representative under this Agreement shall survive the Closing indefinitely.

(f) Seller Representative shall not be liable to any Seller for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment. Sellers shall indemnify Seller Representative and hold Seller Representative harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of Seller Representative and arising out of or in connection with the acceptance or administration of Seller Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by Seller Representative.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PURCHASER:

INNOVEX DOWNHOLE SOLUTIONS, INC.

By:
Name:	Adam Anderson
Title:	Chief Executive Officer

SELLERS:

VAULT PRESSURE CONTROL LLC

By:
Name:	Michael W. Scott
Title:	Manager

SELLERS (Continued):

PRIDE TRIO, LLC

By:
Name:	Bill O. Wood
Title:	Manager

CLASS B SELLERS:

Jose Angel Hernandez III

Dexter Ellington Duke

SELLER REPRESENTATIVE:

Sam Veselka

ANNEX 1

TO

PURCHASE AGREEMENT

WORKING CAPITAL MATTERS

		Target
(US$‘s)	07/31/22	Net Working Capital
Accounts Receivables, Net	$5,671,301	$6,250,000
Inventory, Net	73,915	100,000
Other Current Assets	368,464	250,000

Total Current Assets	$6,113,680	$6,600,000
Accounts Payables	$320,892	$550,000
Other Current Liabilities	1,015,312	800,000

Total Current Liabilities	$1,336,204	$1,350,000

Sample Net Working Capital	$4,777,476	$5,250,000

EXHIBIT A

TO

PURCHASE AGREEMENT

FORM OF RELEASE AGREEMENT

EXHIBIT B

TO

PURCHASE AGREEMENT

FORM OF EQUITY POWER

See attached.